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SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2001

THE TITAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-6035	95-2588754
(Commission File No.)	(IRS Employer Identification No.)

3033 Science Park Road
San Diego, California 92121-1199
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (858) 552-9500

Item 5. Other events.

    We are filing the following information with the Securities and Exchange Commission for purposes of updating our publicly available disclosure.

    On March 16, 2001, SureBeam Corporation, Titan's subsidiary that provides electronic irradiation systems and services, completed an initial public offering ("IPO") of 6,700,000 shares of Class A common stock at a price of $10 per share. On October 16, 2001, Titan adopted a definitive plan to spin off SureBeam in the form of a tax-free dividend to Titan shareholders within the next 12 months from that date. The plan involves filing a letter ruling request with the IRS seeking approval of the tax-free distribution. Titan intends to file the letter ruling request within the next few weeks and intends to execute the spin off as soon as practical following the receipt of that ruling. Titan has historically reported the SureBeam business as a separate segment. In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the following management's discussion and analysis of financial condition and results of operations, financial statements and financial statement schedule of Titan have been restated to reflect SureBeam as a discontinued business.

Management's Discussion And Analysis Of Financial Condition And Results Of Operations

    The following discussion is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, included in this document. (Amounts in thousands, except share and per share data, or as otherwise noted.)

Overview and Outlook

    We are a diversified technology company whose business is to create, build and launch technology-based businesses. We have organized our business into four core segments (including the SureBeam business, which was discontinued on October 16, 2001) that reflect the specific markets and industries in which we operate and our Emerging Technologies and Businesses segment. On October 16, 2001, Titan adopted a definitive plan to spin off SureBeam in the form of a tax-free dividend to Titan shareholders within the next 12 months from that date. The plan involves filing a letter ruling request with the IRS seeking approval of the tax-free distribution. Titan intends to file the letter ruling request within the next few weeks and intends to execute the spin off as soon as practical following the receipt of that ruling. Titan has historically reported the SureBeam business as a separate segment. In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of Titan for all periods presented have been restated to reflect SureBeam as a discontinued business.

Segment	Segment Description
Titan Systems	Information technology and communications solutions, services and products for defense, intelligence, and other U.S. and allied government agencies
SureBeam (Discontinued)	Electronic food irradiation systems and services
Titan Wireless	Satellite-based and wireless-based communication services and systems which provide cost-effective voice, facsimile, data, Internet and network communications services in developing countries
Cayenta (included in our Software Systems segment)

Total services provider of information technology services and software applications for its customers' business and governmental functions, including retailing, finance, accounting, customer billing and collection, contract management, supply chain management and equipment monitoring and maintenance
Emerging Technologies and Businesses
Development of commercial applications and businesses for technologies created by Titan. We currently have several new businesses in development, including businesses in which we have applied for patent protection for the underlying technology.

    The results of operations shown for each of our operating segments includes substantially all of the segment's direct costs of operations and administration. The segment performance is based upon profit or loss before interest expense, income taxes and before allocated costs of corporate overhead. Corporate overhead may include, among other things, costs for financial, accounting, marketing, administrative and legal activities incurred by Titan. Consequently, the results of operations of the segments may not be indicative of the actual results that would be shown in the financial statements of these segments if prepared on a stand-alone basis.

    Each of Titan Systems and Titan Wireless is a wholly owned subsidiary of ours. We have created stock option plans for each of Titan Systems and Titan Wireless. As of December 31, 2000, Titan Systems had approximately 18% of its fully diluted common stock that had been reserved for issuance under its plan, and Titan Wireless had approximately 17% of its fully diluted common stock that had been reserved for issuance under its plan.

    At December 31, 2000, we controlled approximately 99.95% of the voting power and 99.5% of the outstanding equity ownership of SureBeam through our ownership of 46,583,850 shares of Class B common stock. SureBeam completed its initial public offering of 6,700,000 shares of its Class A common stock in March 2001. Upon completion of the initial public offering of SureBeam, the number of shares owned by Titan represents approximately 98% of the voting power of SureBeam. Each Class A share is entitled to one vote and each Class B share is entitled to ten votes, with Class A and Class B shares voting together on all matters submitted to the vote of the holders of common stock. As of December 31, 2000, SureBeam had also reserved 10,395,937 shares of Class A common stock under stock option and employee stock purchase plans.

    We control approximately 97% of the voting power of Cayenta through our ownership of 10 million shares of Class B common stock, which represents approximately 76% of Cayenta's outstanding equity ownership. Each Class A share is entitled to one vote and each Class B share is entitled to ten votes, with Class A and Class B shares voting together on all matters submitted to the vote of the holders of common stock. In addition to Class A and Class B common stock, Cayenta has outstanding 2,345,000 shares of Series A preferred stock that are convertible into its Class A common stock and warrants for 495,800 shares of its Class A common stock that have a weighted average exercise price of $13.11 per share. As of December 31, 2000, Cayenta had also reserved approximately 21% of its fully diluted common stock under stock option plans.

  Titan Systems

    Titan Systems provides and is expected to continue to provide the largest percentage of our consolidated revenues. During the year ended December 31, 2000, Titan Systems had total revenues of $796.2 million, which represented 77% of our consolidated revenues for the period. Titan Systems' revenues have grown internally and through our well-defined strategy of increasing our core competencies through acquiring government information technology companies as part of the industry consolidation.

    Titan Systems' backlog, including both funded and unfunded backlog, was approximately $2.0 billion at December 31, 2000. Although backlog represents only business which is considered to be firm, we cannot guarantee that cancellations or scope adjustments will not occur. We describe funded and unfunded backlog in the Business section under the caption "Backlog."

    Titan Systems' operating margin is affected by the mix of contract types (cost reimbursement, fixed-price or time and materials) as well as by the mix of prime contracts versus subcontracts. Significant portions of Titan Systems' contracts are cost reimbursement contracts, under which Titan Systems is reimbursed for all actual costs, plus a fee or profit. The financial risks under these contracts generally are lower than those associated with other types of contracts, and margins are also typically lower. The U.S. government also has awarded Titan Systems fixed-price contracts. Such contracts carry higher financial risks because Titan Systems must deliver the contracted services at a cost below the fixed price in order to earn a profit. Of Titan Systems' total revenues from government business in 2000, approximately 39% were generated by time and materials contracts, approximately 43% were generated by cost reimbursement contracts, and approximately 18% were generated by fixed price contracts.

    Revenues on cost reimbursement contracts are recognized to the extent of costs incurred plus a proportionate amount of fees earned. Revenues on time and materials contracts are recognized at the contractual rates as labor hours and direct expenses are incurred. Revenues on fixed-price contracts are recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs.

    During 2000, we consummated a merger with Advanced Communication Systems, Inc., or ACS, in a stock-for-stock, pooling of interests transaction. ACS provides communications, information systems and aerospace services and solutions primarily to U.S. government agencies. We issued approximately 5,082,000 shares of common stock for all the outstanding shares of ACS, and assumed ACS stock options representing approximately 263,000 shares of our common stock. ACS's operations are primarily included in Titan Systems, with certain information assurance operations being reported in the Emerging Technologies and Businesses segment.

    Also during 2000, we consummated a merger with AverStar, Inc., or AverStar, in a stock-for-stock, pooling of interests transaction. AverStar provides services and software focused on the areas of information technology assurance, information technology development and information technology management and operations for the mission-critical systems of a significant number of civilian and defense agencies of the U.S. government. We issued approximately 2,850,000 shares of common stock for all the outstanding shares of AverStar common stock, and assumed AverStar stock options representing approximately 551,000 shares of our common stock. AverStar's operations are primarily included in Titan Systems, with its AverCom business being reported in the Emerging Technologies and Business segment.

    Also during 2000, we acquired Pulse Engineering (Pulse), LinCom Corporation (LinCom) and SenCom Corporation (SenCom) in transactions that were accounted for as purchases. The excess of our purchase price for these entities over the estimated fair market value of the net assets acquired is being amortized on a straight line basis over 30 years and was approximately $73.2 million at December 31, 2000. We describe our acquisitions in Note 2 to our consolidated financial statements.

  SureBeam (Discontinued)

    We developed our SureBeam electron beam process from technology developed under contracts with the federal government related to strategic defense initiatives during the 1980s. In August 2000, SureBeam Corporation was formed and we contributed to it specified assets, liabilities and operations related to our electronic food irradiation business. In the fourth quarter of 2000, we formed a new business unit, Titan Scan Technologies, within our Emerging Technologies and Businesses segment. The new business unit encompasses all of our medical product sterilization operations which were previously a part of SureBeam. As a result, all prior period data have been restated to reflect this change in our segment reporting.

    SureBeam's revenues are predominantly derived from sales of electronic food irradiation systems and to a lesser extent from food processing services it provides to its customers. To date, SureBeam's agreements with the third parties to its strategic relationships represent substantially all of its sales of SureBeam systems for food irradiation. SureBeam has historically derived a significant portion of its revenues from a limited number of customers, and expects that it will continue to do so during 2001. Food processing service revenue has been primarily derived in connection with SureBeam's customer production runs as well as test marketing programs. SureBeam expects to derive a larger amount of its revenues from providing food processing services in future periods. SureBeam also expects to derive a larger amount of its income from food irradiation services through its equity ownership interests in the special purpose entities that operate service centers. SureBeam's profit margins on irradiation services currently are higher than its profit margins on system sales. Accordingly, if SureBeam can increase the portion of its revenues attributable to processing, as opposed to system sales, its profit margins could increase.

    Revenues derived from providing electronic food irradiation services are recorded at the time services are performed. Revenues derived from sales of electronic food irradiation systems under fixed price contracts are accounted for using the percentage-of-completion method. These systems currently take a total of approximately nine to 15 months to design, construct, install, integrate and deliver. These systems are highly customized to meet a customer's strict specifications and require SureBeam to construct new facilities or effect significant modifications to existing facilities to ensure efficient operation as they are integrated into the customer's facilities. SureBeam plans to make advances in the technology so that it may deliver complete systems in a shorter time period.

    Historically, SureBeam's cash requirements have been met primarily through advances from us and from cash flows from operations. In connection with our contribution of the specified assets, liabilities and operations related to our electronic food irradiation business to SureBeam in August 2000, SureBeam assumed the cumulative advances of approximately $39 million, as evidenced by a subordinated, unsecured promissory note payable to us. Under this note, we have agreed to lend SureBeam a maximum of $75 million. The promissory note is due in August 2005 and bears interest, payable quarterly, at the greater of the rate of 10% per annum or our effective weighted average interest rate under our senior credit facility. As of December 31, 2000, SureBeam had approximately $58.1 million in principal outstanding under the note. Our effective weighted average interest rate under our senior credit facility as of December 31, 2000 was 9.67%. Under the terms of the promissory note, SureBeam cannot use any of the proceeds of its recently completed initial public offering to pay amounts outstanding under the promissory note or under any indebtedness SureBeam incurs to refinance the promissory note.

    SureBeam has incurred operating losses in each quarter since it commenced operations and expects its operating losses to increase and to continue to incur operating losses for at least the balance of 2001 and into 2002. We expect SureBeam to experience significant growth in its operating expenses for the foreseeable future. Accordingly, SureBeam anticipates that its operating expenses, primarily selling general and administrative expenditures, will constitute a greater portion of future cash requirements. SureBeam expects its research and development expenses to increase as it further develops its electronic food irradiation business on an independent basis and not on a basis effectively financed through government contracts.

  Titan Wireless

    Titan Wireless has historically generated most of its revenues by supplying communications systems and products and providing related integration services in developing countries. Titan Wireless is increasingly generating revenues from providing communications services over its global communications network. Service revenues are being generated from retail customers in developing countries as well as from wholesale sales to long distance carriers that use the network to carry their long distance communications traffic. Titan Wireless is continuing to seek service revenues from communications systems it installs, and is now in the process in several of its target markets of installing fixed wireless systems to connect local businesses with their country's public switched telephone network and/or to Titan Wireless's long distance international gateways. Titan Wireless installs an on-site antenna at businesses that use its fixed wireless systems for local and/or long distance communications services. The cost of that antenna and its installation is paid for either by Titan Wireless or the businesses, depending on the terms of the business arrangement. Titan Wireless derived approximately 37% of its revenues during 2000 from providing communications services.

    Titan Wireless's wholly-owned subsidiary, Titan Africa, Inc., is building a satellite-based communications system for Benin's national telephone company. Revenues for Titan Wireless for 2000 included revenues of approximately $50.1 million from the Benin project. Titan Wireless, the prime contractor for the project, was hired to install and operate several important components of the government's communications infrastructure including a global system for mobile communications, or GSM, cellular network, rural telephony network, fiber optic backbone, and local telephone switching equipment. Alcatel of France is a major subcontractor to Titan Wireless on this project, with responsibility for installing, among other parts of the project, the GSM cellular network. The entire system is expected to be completed by the end of 2001. Under the terms of the applicable contracts governing the project, Titan Wireless will co-operate the system with the national telephone company until all equipment has been paid for and then transfer the operations to the national telephone company. A majority of the build-out costs under this contract will be subcontract costs payable by Titan Wireless to Alcatel. Titan Wireless's operating margin on work performed by subcontractors can be substantially lower than its operating margin on work it performs itself. The terms of Titan Wireless's agreement with the customer include, among other things, a revenue sharing of total net receipts on this project for up to a maximum period of 9 years, depending upon when the equipment has been paid for.

    Titan Wireless recognizes revenue on a percentage of completion basis. Service revenues are recognized as the related services are performed.

    In 1999, Titan Wireless formed Sakon LLC with Sakon Corporation to provide carrier, direct dial telephony and enhanced communications services, including voice over Internet protocol and Internet services, in certain developing countries. Titan Wireless holds a 49.9% equity interest in Sakon LLC. In June 2000, Titan Wireless Africa, one of Titan Wireless's wholly-owned subsidiaries, acquired an 80% interest in Ivoire Telecom S.A. Holding (Ivoire Telecom) and a controlling equity interest in each of its subsidiaries to acquire communications licenses covering a number of developing countries in Africa.

  Cayenta (included in our Software Systems segment)

    Cayenta has historically derived its revenues from its consulting services and from sales of its proprietary software applications. For the year ended December 31, 2000, Cayenta's revenues from consulting services represented 78.6% of its revenues and its revenues from sales of its software applications represented 19.7% of its revenues. Cayenta provides its services primarily on a fixed-time, fixed-price basis and on a time and materials basis. Under its fixed-time, fixed-price contracts, Cayenta recognizes revenues on a percentage of completion basis. Cayenta's fixed-time, fixed-price contracts usually require an advance payment from its customer with additional payments due on achievement of specific milestones or on a predetermined schedule. Revenues earned but not yet billed are recorded as unbilled receivables. Under its time and materials contracts, Cayenta is paid at an agreed upon hourly rate for the actual time spent on a customer's projects, and revenues are recorded at the time services are performed. For the year ended December 31, 2000, Cayenta's consulting services revenues from fixed-time, fixed-price contracts represented 56.9% of its consulting services revenues and its consulting services revenues from time and materials contracts represented 43.1% of its consulting services revenues. Cayenta recognizes revenues from the sale of its proprietary software when the software is delivered and accepted, in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition." The related software support and maintenance is billed at the beginning of the maintenance period, recognized ratably over the term of the applicable contract and recorded as deferred revenues until recognized. Cayenta has historically derived a significant portion of its revenues from a limited number of customers, and we expect that it will continue to do so during 2001.

    Historically, Cayenta's interest expense has related to borrowings from us to fund its acquisitions and working capital requirements. As of December 31, 2000, Cayenta owed approximately $80.3 million to us under a promissory note on which interest accrues at the greater of the rate of 10% per annum or our effective weighted average interest rate under our senior credit facility. Principal under the promissory note is due in December 2004. Our effective weighted average interest rate under our senior credit facility as of December 31, 2000 was 9.67%.

    During the remainder of 2001, Cayenta intends to reduce its selling, general and administrative expenses as a percentage of revenues.

    In September 1999, together with Sempra Energy Information Solutions, a subsidiary of Sempra Energy, and modis, a company that focuses on implementing software applications for its customers, Cayenta established Soliance, LLC, a joint venture that markets and delivers information technology products and services, including total services provider, or TSP, offerings, to the utility industry. Cayenta owns a 10% equity interest in Soliance and has a management services agreement with Soliance under which it provides TSP services to Soliance's customers.

  Emerging Technologies and Businesses

    Emerging Technologies and Businesses pursues commercial applications for technologies originally developed by Titan. This segment's operating activities consist primarily of various early stage commercial businesses in which we hold equity interests, including, in some cases, less than 20% equity interests.

    The businesses included in Emerging Technologies and Businesses may change over time as we develop new commercial applications and transition those applications into businesses in which we hold a minority or controlling equity interest that becomes included in Emerging Technologies and Businesses. The businesses included in Emerging Technologies and Businesses also change over time when we designate businesses that had been historically included in that segment as stand-alone operating segments and as a result report their results of operations separately or when we sell or spin-off businesses that have previously been included. We also may move businesses that had been historically included in a different operating segment into Emerging Technologies and Businesses when we consider it appropriate to include those businesses' results of operations in Emerging Technologies and Businesses.

    In 1996, we contributed the core technology to form Servnow! NetTechnologies, Inc., which later became known as IPivot. In October 1999, as a result of the acquisition by Intel Corporation of IPivot, we received approximately $42 million for our approximate 8% equity interest. We received an additional $3 million in October 2000 as final consideration for our equity interest. The entire amount received from Intel, net of expenses, was recorded as a gain.

    During 2000, AverStar, prior to our acquiring AverStar, acquired MJR Associates, Inc. or MJR, a provider of information technology staffing solutions to large corporations, through a stock purchase for a purchase price of $9.6 million plus contingent consideration of up to $3.75 million based upon the company's performance during 2000. The potential $3.75 million in contingent consideration is due in April 2001, and we accrued for this contingent liability as of December 31, 2000. MJR Associates' operations are included in Emerging Technologies and Businesses as part of our AverCom business. The excess of our purchase price for MJR Associates over the estimated fair market value of the assets acquired, including the contingent consideration, is being amortized on a straight line basis over 20 years and was approximately $11.5 million as of December 31, 2000.

Deferred Compensation

    We and each of our SureBeam and Cayenta subsidiaries have recently recorded deferred compensation as follows:

    Titan.  Option grants to our employees in 1999 exceeded the remaining common shares available under our stock option plans. Our stockholders approved our 2000 Employee and Director Stock Option and Incentive Plan on May 30, 2000. The option grants in 1999 that covered shares in excess of the shares available under our stock option plans at the time of their grant were placed under the 2000 stock option plan following its approval by our stockholders. Under the provisions of Financial Accounting Standards Board Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" (an Interpretation of APB Opinion No. 25), the approval date for the 2000 stock option plan becomes the grant date for purposes of comparing the market value of the shares covered by those option grants against those options' exercise price. This resulted in deferred compensation of $15.6 million. The deferred compensation is being amortized to expense over the four-year vesting period of the applicable option grants, including $4.9 million expensed in 2000. Unamortized deferred compensation as of December 31, 2000 was $10.2 million.

    SureBeam (Discontinued).  During 1999, SureBeam granted 3,237,578 options to purchase shares of its Class A common stock with a weighted average exercise price of $0.1438 per share. These option grants resulted in deferred compensation to SureBeam calculated as the difference between the fair market value of the shares of common stock underlying the option at the date of grant and the option exercise price. The deferred compensation is amortized over the vesting period of the underlying options which is four years. Accordingly, SureBeam recorded deferred compensation of approximately $17 which resulted in an insignificant non-cash compensation amortization expense for the year ended December 31, 1999. During 2000, SureBeam recorded deferred compensation of approximately $3.2 million which resulted in a non-cash compensation amortization expense of approximately $0.6 million. SureBeam also recorded $78.6 million as deferred compensation at the time its recently completed initial public offering closed. This amount was recognized as a non-cash charge to SureBeam's earnings of approximately $38.9 million in March 2001 at the time its recently completed initial public offering closed, with the balance being recognized over the remaining four-year vesting period of the options.

    Cayenta.  Under its variable stock option plan, Cayenta has granted options to certain employees who have agreed to resell shares purchased with those options to Cayenta. Cayenta has recorded a deferred compensation charge related to these option grants of approximately $0.6 million in the year ended December 31, 2000. As of December 31, 2000, there are 654,500 options outstanding that are subject to this buyback provision. Cayenta also issued 645,500 options to employees not covered by this buyback option at exercise prices that were less than the deemed fair market value of the underlying common shares on the date of grant. Cayenta has recognized deferred compensation relating to these grants of approximately $1.1 million and will amortize this deferred charge to expense over the four-year vesting period of these options.

Consolidated Financial Data

	Year Ended December 31,
	1998	1999	2000
Revenues	$532,236	$805,392	$1,008,003
Cost of revenues	395,492	608,736	742,294
Selling, general and administrative	86,968	130,985	202,118
Research and development	5,590	6,690	11,762
Acquisition related charges and other	9,891	(28,686)	39,358

Operating profit	34,295	87,667	12,471
Interest expense, net	11,090	17,356	32,399
Income tax provision (benefit)	9,184	26,778	(3,712)
Minority interests	—	—	4,127
Loss from discontinued operations, net	(12,566)	(5,776)	(1,895)
Extraordinary loss from early extinguishments of debt, net	—	—	(4,744)
Cumulative effect of change in accounting principle, net	(19,474)	—	—

Net income (loss)	$(18,019)	$37,757	$(18,728)

As a Percentage of Revenues

	Year Ended December 31,
	1998	1999	2000
Revenues	100.0%	100.0%	100.0%
Cost of revenues	74.3	75.6	73.6
Selling, general and administrative	16.3	16.3	20.1
Research and development	1.1	0.8	1.2
Acquisition related charges and other	1.9	(3.6)	3.9

Operating profit	6.4	10.9	1.2
Interest expense, net	2.1	2.1	3.2
Income tax provision (benefit)	1.7	3.3	(0.4)
Minority interests	—	—	0.4
Loss from discontinued operations, net	(2.4)	(0.8)	(0.2)
Extraordinary loss from early extinguishments of debt, net	—	—	(0.5)
Cumulative effect of change in accounting principle, net	(3.6)	—	—

Net income (loss)	(3.4)%	4.7%	(1.9)%

Segment Financial Data

	Year Ended December 31,
	1998	1999	2000
Titan Systems
Revenues	$488,207	$689,513	$796,202
Operating profit	41,212	43,469	28,462
Titan Wireless
Revenues	6,717	27,325	81,450
Operating profit (loss)	(6,732)	5,063	11,644
Software Systems
Revenues	21,470	45,922	77,435
Operating profit (loss)	5,137	6,962	(18,028)
Emerging Technologies and Businesses
Revenues	15,842	42,632	52,916
Operating profit	1,155	46,590	6,683
Corporate	(6,477)	(14,417)	(16,290)

Total Revenues	$532,236	$805,392	$1,008,003
Total Operating Profit	$34,295	$87,667	$12,471
	Year Ended December 31,
	1998	1999	2000

Segment Revenues as a Percentage of Total Revenues:
Titan Systems	91.7%	85.6%	79.0%
Titan Wireless	1.3	3.4	8.1
Software Systems	4.0	5.7	7.7
Emerging Technologies and Businesses	3.0	5.3	5.2

	100.0%	100.0%	100.0%

    On October 1, 2000, we formed a new business unit, Titan Scan Technologies, within our Emerging Technologies and Businesses segment. The new business unit encompasses all of our medical equipment sterilization operations, which were previously a part of SureBeam. Accordingly, our business segment that we call our SureBeam segment is now comprised entirely of our electronic food irradiation business. The financial information included in this document has been restated to reflect this change in our segment accounting.

    The 2000 results of operations presented below for our Software Systems segment include only the results of operations of our Cayenta subsidiary. Prior to 2000, the results of operations presented below for our Software Systems segment include the results of operations for our Year 2000 business as well as, following its formation, our Cayenta subsidiary.

Results of Operations

Fiscal Years Ended December 31, 1998, 1999 and 2000

Revenues

    Consolidated.  Our consolidated revenues increased 51.3% from $532.2 million in 1998 to $805.4 million in 1999 and increased 25.2% to $1.0 billion in 2000. Increased revenues were reported across all business segments in 2000, with the most notable percentage increases in our Titan Wireless segment and our Software Systems segment, with revenue increases of 198.1% and 68.6%, respectively, in 2000. Revenue growth in 2000 was primarily attributable to the impact of the purchase acquisitions made in 2000 in our Titan Systems segment, the purchase acquisitions made in the fourth quarter of 1999 by Cayenta and other new business in our Software Systems (which includes Cayenta) segment, revenues on our project in Benin, Africa, in which we are building a telecommunications system for the national telephone company and increased long distance service revenues in our Titan Wireless segment. Revenue growth in 1999 was primarily attributable to the impact of acquisitions made in our Titan Systems segment, work performed on new business in the Software Systems segment, shipments of hardware and increased integration services for our customer in Benin, and the growth in our AverCom business in our Emerging Technologies and Businesses segment.

    Titan Systems.  Titan Systems' revenues increased 41.2% from $488.2 million in 1998 to $689.5 million in 1999 and increased 15.5% to $796.2 million in 2000. The increase in 2000 reflects the impact of the acquisitions of SenCom, Pulse and LinCom, as well as the acquisitions of System Resources Corporation (SRC) and Atlantic Aerospace Electronics Corporation (AAEC) made in mid 1999, all of which were accounted for as purchases. These acquisitions comprised approximately $98.0 million of the revenue increase in 2000. In addition, to a lesser degree, 2000 revenues were impacted by increased production of Titan Systems' manpacks and Mini-DAMA units and increased demand for signal processing antennas, as well as increased demand for systems design and integration services from the Air Force, Army and intelligence community. These increases were partially offset by a reduction of revenues of approximately $31.6 million resulting from an ACS contract termination in late 1999 prior to acquisition by Titan, as well as the wind-down of certain year 2000 business of AverStar resulting in reduced revenues of $25.7 million. The increase in 1999 primarily relates to the acquisitions of SRC, AAEC, Semcor, Inc. (Semcor) (acquired by ACS), and Computed Based Systems, Inc. (CBSI) (acquired by AverStar), which contributed increased aggregate revenues of $163.8 million, and to a lesser extent, due to internal revenue growth experienced in certain of our information technology businesses.

    Titan Wireless.  Titan Wireless' revenues increased 306.8% from $6.7 million in 1998 to $27.3 million in 1999 and increased 198.1% to $81.4 million in 2000. The increase in 2000 revenues was due primarily to continued shipments of hardware and increased integration services resulting in increased revenues of $29.3 million on our project in Benin, for which Titan Wireless is building a telecommunications system for its customer, The Office of Post and Telecommunications (the OPT) of Benin, and, to a lesser extent, the increased services revenues of $23.9 million generated by Titan's consolidated joint venture, Sakon LLC, in Latin America, Africa, and the Middle East. The increase in 1999 revenues was due primarily to shipments to the OPT in Benin of approximately $21.5 million as well as the launching of international long distance service by Sakon.

    Software Systems (including Cayenta).  Software Systems' revenues increased 113.9% from $21.5 million in 1998 to $45.9 million in 1999 and increased 68.6% to $77.4 million in 2000. The increase in 2000 was primarily driven by software license revenues and implementation revenues principally generated by the companies acquired by Cayenta in the fourth quarter of 1999, which resulted in approximately $27.9 million of increased revenues over 1999, as well as by growth in Cayenta's enterprise application business, including new work on an international systems integration project which contributed approximately $9 million, partially offset by the reduced revenues previously generated by our Year 2000 business. The increase in 1999 resulted primarily from revenues generated from several new customers, the largest of which was the government of Washington D.C., which contributed revenues of $15.3 million in 1999, and revenues of approximately $11.1 million derived from Cayenta's contract with Sempra Energy. Revenues from one federal agency accounted for approximately $11.2 million, $8.5 million and $5.8 million of Software Systems' revenues during 1998, 1999 and 2000, respectively.

    Emerging Technologies and Businesses.  Emerging Technologies' revenues increased 169.1% from $15.8 million in 1998 to $42.6 million in 1999 and increased 24.1% to $52.9 million in 2000. The increase in 2000 is principally impacted by the acquisitions of MJR and LinCom Wireless, a part of LinCom Corporation, in March 2000. The increase in 1999 was principally due to growth in our AverCom business, as well as, to a lesser degree, due to increased shipments of digitized fingerprint systems and the completion of two medical sterilization in line systems.

Selling, General and Administrative

    Our consolidated SG&A expenses increased from $87.0 million in 1998 to $131.0 million in 1999 and to $202.1 million in 2000. SG&A, as a percentage of revenues, remained flat at 16.3% in 1998 and 1999 and increased from 16.3% in 1999 to 20.1% in 2000. The increase in 2000 is due to an increase in goodwill amortization of $19.0 million, as well as an increase in deferred compensation of $5.5 million. Excluding the impact of the amortization and deferred compensation, SG&A increased from 15.2% in 1999 to 16.8% in 2000 as a percentage of revenues. Increased goodwill amortization in 1999 resulting from the acquisitions made during that year were offset by the impact of cost reduction measures as well as economies of scale and efficiencies that had been achieved, which resulted in the flat SG&A as a percentage of revenues from 1998 to 1999. These cost reduction measures included the elimination of many duplicate functions and costs as part of our process of integrating certain of our acquired businesses and the implementation of a streamlining process of our administrative functions begun in 1997. This streamlining process focused on eliminating redundancies, and resulted in increased efficiencies, reduced infrastructures, and, ultimately, reduced costs. This process continued throughout 1998, 1999 and 2000, and we intend to continue this process throughout the balance of 2001.

Research and Development

    Our consolidated R&D expenses increased from $5.6 million in 1998 to $6.7 million in 1999 and to $11.8 million in 2000. The increased R&D expenditures in 2000 were principally incurred in our Software Systems segment to web enable and to develop added features and functionality for certain of our software applications within Cayenta, and to a lesser degree, to develop the next generation Xpress Connection product within our Titan Wireless segment. The increased level of R&D expenditures in 1999 was primarily related to increased development costs for certain imaging and video processing products.

Acquisition Related Charges and Other

    Consolidated acquisition related charges of $39.4 million in 2000 include costs of $30.5 million related to the ACS merger including direct transaction costs of approximately $9.1 million comprised of accounting, legal, investment banking, financial printing and other direct costs. Also included in the ACS merger costs was a write-down of approximately $5.5 million related to the impairment of certain receivables, for which the realizability of such assets were impaired as a result of the merger with Titan, which impacted the recoverability of certain contract costs, approximately $2.1 million of employee termination and retention costs, $3.8 million of costs to eliminate duplicate facilities and assets and a $10.0 million valuation allowance against certain contract receivables provided in connection with certain of the Company's integration activities, particularly as they relate to conforming ACS to Titan's accounting policies and procedures, and determining appropriate valuation allowances against potential contract receivables which may not be realizable under normal contract reimbursement cycles.

    Included in acquisition related charges is $8.3 million related to the merger with AverStar. These costs consisted of approximately $2.5 million of direct transaction costs, approximately $5.5 million of employee termination and retention costs, and costs to eliminate duplicate facilities of approximately $0.3 million. The acquisition related charges in the year ended December 31, 2000 also include $2.7 million of transaction costs related to the filing of a registration statement with the Securities and Exchange Commission (SEC) for the initial public offering of Cayenta which was subsequently withdrawn by the Company in February 2001. These costs are primarily comprised of direct transaction costs, including accounting, legal, investment banking, financial printing, and other direct costs. Also included in acquisition related charges is a $2.1 million gain resulting from the final consideration from the sale of the Company's approximate 8% equity interest in IPivot, which was sold in October of 1999.

    Acquisition and related charges in 1999 were $13.1 million, which included approximately $4.5 million of legal costs and approximately $8.6 million of integration and restructuring expenses. The integration and restructuring expenses include $2.1 million related to the wind-down of our Year 2000 business, consisting primarily of employee termination costs and lease termination costs, a $2.1 million write-off of intangible costs to estimated realizable value, approximately $1.0 million for severance, outplacement and relocation costs related to approximately 31 employees across the Company, and $3.4 million related to the closure and elimination of leased facilities, primarily duplicate field offices.

    On October 26, 1999, the Company received approximately $41.8 million in cash as a result of the acquisition by Intel Corporation of IPivot, Inc. ("IPivot"), a technology spin-off from Titan. The cash payment to the Company was for its ownership interest in IPivot of approximately 8% after the dilutive impact of IPivot stock options, warrants and other equity investments. In addition, approximately $3 million was received in October 2000 as final consideration. The income is netted against the charges discussed above in acquisition related charges and other for the 1999 and 2000 amounts received.

    During the year ended December 31, 1998, the Company recorded acquisition-related and other charges of $9.9 million, which includes approximately $5.5 million of direct transaction costs (consisting primarily of investment banking and other professional fees), $3.8 million of integration expenses and $0.6 million of pre-operating and start-up costs of the Titan Africa, Inc., Benin operation. Approximately $4.6 million of the direct transaction costs were incurred in connection with our acquisitions during 1998 of DBA Systems, Inc. (DBA), Horizons Technology, Inc (Horizons), VisiCom Laboratories, Inc. (VisiCom), and Delfin Systems (Delfin). The remaining $0.9 million in transaction fees was related to costs incurred to file a withdrawn registration statement of the Company's former Communications Systems segment. The integration costs included approximately $3.5 million for severance, outplacement and retention costs incurred in the Titan Systems and Titan Wireless segments. Included in these amounts were termination benefits associated with employment agreements, as well as retention amounts associated with employee retention agreements. The integration costs also included $0.3 million related to the closure and elimination of leased facilities, primarily duplicate field offices.

Operating Profit

    Consolidated.  Our operating profit increased from $34.3 million in 1998 to $87.7 million in 1999 and decreased to $12.5 million in 2000. Our operating profits have been significantly impacted by a number of factors in each of 1998, 1999 and 2000. The 2000 operating results include the net acquisition charge of $39.4 million noted above, and the 1999 operating results include a net credit of $28.7 million, reflecting a $41.8 million gain we realized on the sale of our minority ownership interest in IPivot, net of $13.1 million of acquisition, integration, and reorganization costs. In addition, the decrease in operating profit from 1999 to 2000 was impacted by the increase in goodwill amortization from $8.6 million in 1999 to $27.5 million in 2000, as well as the $5.5 million in deferred compensation in 2000, up from $0 in 1999. Excluding the impact of the acquisition related charges, amortization of goodwill and the deferred compensation, operating profit increased from $67.5 million in 1999 to $84.9 million in 2000.

    Segment Operating Profit.  Operating profit reported by business segment includes substantially all of the segment's costs of operations and administration. The segment performance is based upon profit or loss before interest expense, income taxes and before allocated costs of corporate overhead, exclusive of any gains or losses on disposition of investments, or other assets. Corporate overhead may include, among other things, costs for financial accounting, marketing, administrative and legal activities incurred by Titan. Consequently, the results of operations of the segments may not be indicative of the actual results that would be shown in the financial statements of these segments if prepared on a stand-alone basis. The discussion of segment operating profit below includes only the operating profits for each of our business segments, and does not include separate discussion of our corporate overhead.

    Titan Systems.  Titan Systems' operating profit increased from $41.2 million in 1998 to $43.5 million in 1999 and decreased to $28.5 million in 2000. The operating results for 1998, 1999 and 2000 include acquisition related charges of $7.2 million, $5.5 million, and $38.8 million, respectively. The 2000 acquisition related charges related to the ACS and AverStar acquisitions, as well as for certain activities to integrate these businesses into Titan Systems. The 1999 acquisition related costs were primarily comprised of costs to eliminate duplicate facilities, estimated costs to integrate and consolidate employee benefit plans and employee termination costs. In addition, 1999 operating results include write-offs recorded by ACS, prior to our acquisition, which were comprised of a $3.9 million write-off of capitalized software costs and a $1.8 million write-off of an uncollected receivable. The 1998 acquisition related charges were principally comprised of $5.1 million of direct transaction and integration costs incurred by us in conjunction with the mergers of DBA, Horizons, VisiCom and Delfin and $0.4 million of costs incurred to file a registration statement with the SEC which was ultimately withdrawn. Excluding the impact of the acquisition related charges, Titan Systems' operating income increased from $48.4 million in 1998 to $49.0 million in 1999 and to $67.3 million in 2000. Operating income in 2000 increased primarily due to the increased revenue volume discussed previously.

    Titan Wireless.  Titan Wireless' operating performance improved from an operating loss of $6.7 million in 1998 to operating profit of $5.1 million in 1999 and to $11.6 million in 2000. The 1998 operating results include special charges of $2.4 million including pre-operating and start-up costs of $0.5 million related to the Titan Africa Benin operation, $1.4 million related to employee termination and retention costs related to the reorganization of this business, as well as approximately $0.5 million related to costs on the previously mentioned registration statement with the SEC which was ultimately withdrawn. Excluding the impact of these charges, operating loss, as adjusted, was $4.3 million in 1998 compared to operating profit of $5.1 million in 1999 and operating income of $11.6 million in 2000. The improved operating profit in 1999 and 2000 is directly related to the increase in revenues noted previously.

    Software Systems (including Cayenta).  Software Systems' operating profit increased from $5.1 million in 1998 to $7.0 million in 1999 and decreased to an operating loss of $18.0 million in 2000. Included in the 2000 operating results is a $2.7 million charge reflecting the direct transaction costs related to the withdrawn registration statement for Cayenta. Included in the 1999 operating results is a $2.1 million charge related to reorganization and restructuring costs we incurred primarily during the fourth quarter to restructure and wind-down our year 2000 business unit. Employee termination costs, facilities costs and lease termination costs comprised a substantial portion of this charge. Included in 2000 operating results is a deferred compensation charge of $0.6 million, and goodwill amortization of $0.6 million and $16.9 million in 1999 and 2000, respectively. Excluding the impact of the charges noted previously, the deferred compensation charge and the amortization of goodwill, Software Systems' operating profit decreased from $9.7 million in 1999 to $2.1 million in 2000. The impact of the increased revenues noted above was more than offset by the increased SG&A efforts to build the infrastructure of Cayenta and increased sales and marketing efforts, as well as increased R&D costs. The increased operating profit in 1999 reflects the impact of the increased revenues discussed previously.

    Emerging Technologies and Businesses.  Emerging Technologies' operating results improved from operating income of $1.2 million in 1998 to $46.6 million in 1999 and decreased to $6.7 million in 2000. Included in the operating results of 1999 and 2000 is a $41.8 million gain and a $2.1 million gain, respectively, resulting from the sale of the Company's approximate 8% equity interest in IPivot. The Company sold its interest in IPivot in October 1999, for which the final consideration was paid in October 2000. Excluding the gains from IPivot, as well as approximately $0.2 million of reorganization costs in 2000, operating income improved from $1.2 million in 1998 to $4.8 million in 1999 and decreased slightly from $4.8 million in 1999 to $4.5 million in 2000, primarily reflecting the increase in revenues in those years.

Interest Expense, Net

    Our consolidated net interest expense increased from $11.1 million in 1998 to $17.4 million in 1999 and to $32.4 million in 2000. Net interest expense has increased over 1998, 1999 and 2000, primarily as a direct result of the increased level of our borrowings, to fund the growth in the various segments and to fund the acquisitions made in our Titan Systems segment during 1999 and 2000 and in our Software Systems segment during 1999. Our increased effective interest rates also resulted in increased interest expense in 1999 and 2000. In addition, net interest expense in 2000 increased due to the issuance of our Remarketable Term Income Deferrable Equity Securities or HIGH TIDES. In 1998 the principal component of interest expense was related to our convertible senior subordinated debentures, all of which had been converted into our common stock or redeemed by the end of the fourth quarter of 1999. Borrowings from our primary bank lines of credit, excluding working capital lines from acquired companies, averaged $28.9 million at a weighted average interest rate of 7.7% during 1998, $88.8 million at a weighted average interest rate of 7.9% during 1999 and $196.9 million at a weighted average interest rate of 10.5% during 2000. Also included in interest expense is interest on our deferred compensation and retiree medical obligations. Interest expense related to these items was $0.9 million for 1998, $1.1 million for 1999 and $0.6 million for 2000.

Income Taxes

    Consolidated income taxes reflect effective rates of a provision rate of 40% in 1998 and 38% in 1999 and a benefit rate of 19% in 2000. The reduced rate for the tax benefit in 2000 is primarily due to significant non-deductible expenses which were recorded for financial reporting purposes, which resulted in a reduced benefit rate for the net loss reported.

Net Income (Loss)

    In 1998, we reported a net loss of $18.0 million, net income of $37.8 million in 1999 and a net loss of $18.7 million in 2000. Included in the net income (loss) for 1998, 1999 and 2000 are net losses from discontinued operations of $12.6 million, $5.8 million and $1.9 million, respectively, relating to the SureBeam business, our winding down of our access control systems and broadband communications businesses and the disposal of our commercial information security and assurance business as well as operations discontinued by certain of the companies acquired by us during 1998 and 2000. In addition, we adopted Statement of Position (SOP) 98-5 ("Start-up Costs") in 1998, which resulted in a $19.5 million write-off of capitalized start-up costs recorded as a cumulative effect of a change in accounting principle. Included in the net loss for 2000 is an extraordinary loss of $4.7 million, net of tax, related to the early payoff and extinguishments of AverStar's credit facility in the second quarter of 2000 and our existing credit facility with Scotia Bank in the first quarter of 2000. Also included in the 2000 net loss is goodwill amortization of $27.5 million, a deferred compensation charge of $5.5 million and acquistition related charges of $39.4 million. Also included in the 1999 net income is a net acquisition related credit of $28.7 million, and goodwill amortization of $8.6 million.

Liquidity and Capital Resources

    We have used our cash principally to acquire businesses and fund our capital expenses and working capital. We fund our cash requirements principally from cash flows from our operations, borrowings under our senior credit facility and the proceeds from the sale of securities. Our operating activities used $50.1 million, primarily resulting from increased accounts receivable balances of $41.7 million, with the most significant increases reflecting the revenue growth in our Titan Systems and Titan Wireless business segments. Also included in our cash uses from operating activities is approximately $18 million of cash paid for acquisition related charges. In addition, income tax payments of $11.9 million were made during 2000, primarily resulting from the taxes due from our gain on sale of our interest in IPivot. The Company expects that future tax liabilities will require cash outflow as the Company utilized a significant portion of its net operating losses to reduce the taxes due on the IPivot proceeds.

    Our investing activities used cash of $175.1 million during 2000, primarily to fund the acquisitions of Pulse, LinCom, SenCom, MJR, and Ivoire Telecom and to fund capital expenditures of $44.2 million primarily in our Software Systems and Titan Wireless segments. Our financing activities provided cash of $284.9 million, which amount primarily reflected proceeds from the funding of the $150 million term loan, the issuance of $250 million of Remarketable Term Income Deferrable Equity Securities (HIGH TIDES), partially offset by net reductions in borrowings under debt assumed on the ACS and AverStar mergers. In relation to our acquisition of a majority interest of Ivoire Telecom, the Company has committed to provide up to a maximum of $25 million for capital expenditures to build out the Ivoire Telecom network, subject to Titan's approval of each equipment expenditure requirement. At December 31, 2000, approximately $9.8 million has been expended for such expenditures. In addition, in connection with the Company's agreement to acquire an additional 30.0% equity interest in Sakon, an additional $12.5 million of consideration is due and payable upon certain revenue targets being attained. The Company estimates that the consideration will be paid by the second or third quarter of 2001.

    On February 9, 2000, Titan Capital Trust, our wholly owned subsidiary, issued 4 million HIGH TIDES at $50 per security, for an aggregate total of $200 million, with an overallotment exercised on February 16, 2000 for an additional 1 million securities, for an additional $50 million. The trust used the proceeds from the sale of the HIGH TIDES to purchase from us 5 3/4% Convertible Senior Subordinated Debentures, due February 15, 2030.

    On February 23, 2000, the Company entered into a credit agreement for $275 million of financing from a syndicate of commercial banks. The credit facility also allowed the Company to increase total availability by an additional $100 million, if needed, for an aggregate of $375 million. The credit facility was subsequently amended on June 1, 2000 to provide for an increase in total availability for an additional $50 million, for an aggregate total of $425 million. The proceeds of the loan were used in part to refinance outstanding indebtedness on the Company's $190 million credit facility arranged by Bank of Nova Scotia in June 1999. The credit facility is secured by substantially all of our and our subsidiaries' assets (other than the assets of SureBeam) and guaranteed by substantially all of our subsidiaries. The $425 million facility is comprised of a six-year senior secured multi-draw term loan facility in an aggregate principal amount of up to $75 million, two seven-year senior secured term loan facilities in an aggregate principal amount of $250 million, and a five-year senior secured revolving credit facility in an aggregate principal amount of up to $100 million. Loans made under the multi-draw term loan facility mature on the sixth anniversary of the closing date of the credit facility, and amortize beginning in the credit facility's second year, which began with the quarter ended June 30, 2001 and ends with the quarter ending March 31, 2002, as follows: 2.5% quarterly in the third and fourth quarters of year two of the credit facility, 3.75% quarterly in year three of the credit facility, 5% quarterly in year four of the credit facility, 6.25% quarterly in year five of the credit facility and 7.5% quarterly in the first and second quarters of year six of the credit facility and 10% in the third quarter of year six of the credit facility and on the sixth anniversary of the closing of the credit facility. Loans made under the term loan facilities mature on the seventh anniversary of the closing date of the credit facility began amortizing in the credit facility's first year, which began with the quarter ended June 30, 2000, and ended with the quarter ended March 31, 2001, with the following amortization schedule: 0.25% quarterly for years one through six of the credit facility and 23.5% quarterly for the first three quarters of year seven of the credit facility and on the seventh anniversary of the closing date of the credit facility. Under each of the term loan facilities and the revolving facility, the Company has the option to borrow at the bank's base rate or at adjusted LIBOR plus, in each case, an applicable ratio based on the ratio of our total debt to EBITDA (earnings before interest and taxes and depreciation and amortization). The agreement contains financial covenants that set maximum debt to EBITDA limits and require the Company to maintain minimum interest and fixed charge coverages and levels of net worth. SureBeam Corporation is no longer a guarantor under the credit facility, and its assets are no longer collateral for the senior credit facility following its recently completed initial public offering on March 16, 2001 (See Note 16).

    At December 31, 2000, total borrowings outstanding were $263.1 million on the term loan at a weighted average interest rate of 9.67%. Commitments under letters of credit were $6.6 million at December 31, 2000, which reduces availability of the working capital line. Of the total borrowings, $2.5 million was short-term.

    We used $100 million of the new term loan facility and part of the total $250 million proceeds from the sale of the HIGH TIDES to repay all outstanding balances on our previous credit facility, which aggregated approximately $152 million. In addition, we used proceeds of approximately $74 million from the HIGH TIDES to repay existing indebtedness of Advanced Communication Systems when we closed the acquisition on February 25, 2000, and to pay certain acquisition-related expenses. As of March 16, 2001, we had $338.1 million in outstanding borrowings on our secured term loan facilities, $6.6 million in letters of credit outstanding and $21.2 million in cash and equivalents.

    We collected all outstanding amounts due from our Indonesian customer, PSN, during the fourth quarter of 2000. We received a payment of $2.6 million, plus accrued interest, and accepted the return of certain terminals valued at approximately $1.3 million as satisfaction for all amounts outstanding. These terminals have subsequently been utilized on other international projects.

    On December 10, 1999, the Company's wholly owned subsidiary, Titan Africa, Inc. (Titan Africa), in connection with its contract to build a satellite-based telephone system for its customer, the national telephone company of Benin, Africa, entered into a Loan Facility agreement for up to 30.0 billion Francs CFA (the currency of the African Financial Community), equivalent to approximately $45.0 million U.S. dollars, with a syndicate of five banks, with Africa Merchant Bank as the arranger. This medium term financing is a non-recourse loan to Titan Africa which is guaranteed by the national telephone company of Benin, Africa and secured by the national telephone company's equipment and revenues related to the project. The facility has a fixed interest rate of 9.5% and will be repaid in seven equal semi-annual payments from the net receipts of this project, or by the OPT in the event that such receipts are not adequate to make these payments, which commenced on December 31, 2000, and end on December 31, 2003. The borrowings on this facility will be utilized to fund the subcontractor costs incurred by Alcatel of France, a major subcontractor to this project. The non-Alcatel equipment provided by Titan Africa will be paid for by the OPT in seven equal semi-annual installments which commenced on December 31, 2000. The terms of Titan Africa's agreement with the customer include, among other things, a revenue sharing of total net receipts earned on this project for up to a maximum period of 9 years depending upon when the equipment has been paid for. If Titan Africa's proportionate interest of the revenue sharing portion of the project exceeds these fixed semi-annual payments, the amounts outstanding on the equipment provided by Titan Africa could be paid in full prior to December 31, 2003. As of December 31, 2000, approximately $36.7 million was drawn on this facility. In October 2000, under the Benin program, the Company collected an $18 million receivable from an African group related to its sale of a portion of its economic interest, net of all fixed equipment payments, in the revenue sharing of this project.

    As part of our strategy of seeking external financing to grow our commercial businesses, our SureBeam subsidiary completed its initial public offering of its common stock on March 16, 2001 and raised gross proceeds of $67 million. We have extended a credit facility of up to a maximum of $75.0 million under which SureBeam owed us approximately $64.6 million as of February 28, 2001. SureBeam may not use the proceeds of its initial public offering to pay amounts outstanding under its credit facility with us.

    Funding for the advancement of our strategic goals, including acquisitions and continued investment in targeted commercial businesses and start-up ventures, is expected to continue. We plan to finance these requirements from a combination of sources, which include cash generation from our businesses, our credit facility as described above and other available cash sources. Management believes that the combination of our existing cash, amounts available under our credit facility and cash flow expected to be generated from our operations will be sufficient to fund planned investments and working capital requirements for at least the next twelve months. However, we could elect, or we could be required, to raise additional funds during that period and we may need to raise additional capital in the future. Additional capital may not be available at all, or may not be available on terms favorable to us. Any additional issuance of equity or equity-linked securities may result in substantial dilution to our stockholders. Management is continually monitoring and reevaluating its level of investment in all of its operations, specifically the increased investment required in fiscal 2001 to further grow its commercial businesses, and the financing sources available to achieve our goals in each business area.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Titan Corporation:

    We have audited the accompanying consolidated balance sheets of The Titan Corporation (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000 (as restated for a discontinued operation—see Note 1). These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Titan Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements and financial statement schedules (as restated for a discontinued operation—see Note 1) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

San Diego, California
October 16, 2001

THE TITAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(As Restated—see Note 1)
(In thousands, except per share data)

	For the Years Ended December 31,
	2000	1999	1998
Revenues	$1,008,003	$805,392	$532,236

Costs and expenses:
Cost of revenues	742,294	608,736	395,492
Selling, general and administrative expense	202,118	130,985	86,968
Research and development expense	11,762	6,690	5,590
Acquisition related charges and other	39,358	(28,686)	9,891

Total costs and expenses	995,532	717,725	497,941

Operating profit	12,471	87,667	34,295
Interest expense	(35,981)	(18,698)	(11,808)
Interest income	3,582	1,342	718

Income (loss) from continuing operations before income taxes, minority interests, extraordinary loss and cumulative effect of change in accounting principle	(19,928)	70,311	23,205
Income tax provision (benefit)	(3,712)	26,778	9,184

Income (loss) from continuing operations before minority interests, extraordinary loss and cumulative effect of change in accounting principle	(16,216)	43,533	14,021
Minority interests	4,127	—	—

Income (loss) from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	(12,089)	43,533	14,021
Loss from discontinued operations, net of tax benefit of $761, $2,509 and $4,446	(1,895)	(5,776)	(12,566)

Income (loss) before extraordinary loss and cumulative effect of change in accounting principle	(13,984)	37,757	1,455
Extraordinary loss from early extinguishments of debt, net of tax benefit of $1,541	(4,744)	—	—
Cumulative effect of change in accounting principle, net of tax benefit of $1,970	—	—	(19,474)

Net income (loss)	(18,728)	37,757	(18,019)
Dividend requirements on preferred stock	(692)	(695)	(778)

Net income (loss) applicable to common stock	$(19,420)	$37,062	$(18,797)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.30)	$0.91	$0.32
Loss from discontinued operations, net of taxes	(0.04)	(0.12)	(0.30)
Extraordinary loss from early extinguishments of debt, net of taxes	(0.09)	—	—
Cumulative effect of change in accounting principle, net of taxes	—	—	(0.47)

Net income (loss)	$(0.43)	$0.79	$(0.45)

Weighted average shares	52,717	47,094	41,657

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.30)	$0.81	$0.31
Loss from discontinued operations, net of taxes	(0.05)	(0.11)	(0.29)
Extraordinary loss from early extinguishments of debt, net of taxes	(0.09)	—	—
Cumulative effect of change in accounting principle, net of taxes	—	—	(0.45)

Net income (loss)	$(0.44)	$0.70	$(0.43)

Weighted average shares	52,717	54,136	43,172

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
CONSOLIDATED BALANCE SHEETS
(As Restated—see Note 1)
(In thousands, except share and per share data)

	As of December 31,
	2000	1999
Assets
Current Assets:
Cash and cash equivalents	$27,291	$13,469
Accounts receivable — net	329,152	263,274
Inventories	19,720	14,013
Prepaid expenses and other	30,855	10,457
Deferred income taxes	27,951	13,851
Net assets of discontinued operations	20,263	—

Total current assets	455,232	315,064
Property and equipment — net	78,715	43,516
Goodwill — net of accumulated amortization of $44,651 and $16,522	344,304	240,106
Other assets — net	47,164	24,315
Net assets of discontinued operations	25,692	5,039

Total assets	$951,107	$628,040

Liabilities and Stockholders' Equity
Current Liabilities:
Amounts outstanding under lines of credit	$2,500	$18,635
Accounts payable	71,098	49,655
Acquisition debt	4,200	4,800
Current portion of long-term debt	991	6,491
Accrued compensation and benefits	44,866	39,006
Other accrued liabilities	63,801	61,006
Income taxes payable	—	10,347
Net liabilities of discontinued operations	—	3,762

Total current liabilities	187,456	193,702

Amounts outstanding under lines of credit	260,625	215,987

Other long-term debt	38,265	14,802

Other non-current liabilities	36,078	31,851

Commitments and Contingencies
Company obligated mandatory redeemable convertible preferred securities of a subsidiary trust whose sole assets are senior subordinated convertible debentures of Titan	250,000	—

Minority interests	11,267	5,350

Stockholders' Equity:
Preferred stock: $1 par value, authorized 5,000,000 shares:
Cumulative convertible, $13,800 liquidation preference:
689,978 and 694,850 shares issued and outstanding	690	695
Series A junior participating: designated 1,000,000 authorized shares:
None issued	—	—
Common stock: $.01 par value, authorized 200,000,000 shares, issued and outstanding: 54,068,167 and 52,456,641 shares	541	525
Capital in excess of par value	191,358	163,252
Deferred compensation	(13,882)	(738)
Retained earnings (deficit)	(9,960)	5,283
Cumulative foreign currency translation adjustment	108	(33)
Treasury stock (787,885 and 966,398 shares), at cost	(1,439)	(2,636)

Total stockholders' equity	167,416	166,348

Total liabilities and stockholders' equity	$951,107	$628,040

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(As Restated—see Note 1)
(In thousands of dollars)

	For the Years Ended December 31,
	2000	1999	1998
Cash Flows From Operating Activities:
Income (loss) from continuing operations	$(12,089)	$43,533	$14,021
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) continuing operations, net of effects of businesses acquired:
Depreciation and amortization	41,165	20,209	12,618
Deferred income taxes and other	(9,826)	7,247	(1,489)
Write-off of capitalized software development costs	—	3,893	—
Minority interests	(4,131)	—	—
Poolings of interests	1,352	—	(109)
Deferred compensation charge	5,538	103	—
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable	(41,741)	(51,587)	(29,941)
Inventories	(5,629)	(4,644)	(2,329)
Prepaid expenses and other assets	(16,126)	(10,360)	3,649
Accounts payable	11,981	2,006	(1,205)
Income taxes payable/refundable	(11,256)	10,069	553
Accrued compensation and benefits	1,156	2,001	8,460
Other liabilities	(10,506)	950	(1,610)

Net cash provided by (used for) continuing operations	(50,112)	23,420	2,618

Loss from discontinued operations	(1,895)	(5,776)	(12,566)
Deferred compensation charge attributable to discontinued operation	649	—	—
Changes in net assets and liabilities of discontinued operations	(44,678)	(5,821)	1,801

Net cash used for discontinued operations	(45,924)	(11,597)	(10,765)

Net cash provided by (used for) operating activities	(96,036)	11,823	(8,147)

Cash Flows From Investing Activities:
Capital expenditures	(44,169)	(13,637)	(9,145)
Payment for purchase of businesses, net of cash acquired	(117,712)	(110,218)	(72,603)
Capitalized software development costs	(3,309)	(707)	(2,339)
Proceeds from sale of investments	—	—	5,499
Other investments	(10,752)	(5,400)	—
Other	804	1,440	511

Net cash used for investing activities	(175,138)	(128,522)	(78,077)

Cash Flows From Financing Activities:
Issuance of redeemable covertible preferred securities	250,000	—	—
Additions to debt	154,085	158,561	68,870
Retirements of debt	(109,562)	(40,934)	(7,342)
Redemption of Series B Preferred Stock	—	—	(3,000)
Issuance of stock by subsidiary	6,373	—	—
Deferred debt issuance costs	(19,614)	(3,494)	(45)
Proceeds from stock issuances	5,413	3,942	24,498
Dividends paid	(692)	(695)	(778)
Purchase of stock	(173)	(487)	—
Other	(975)	(560)	(224)

Net cash provided by financing activities	284,855	116,333	81,979

Net cash from financing of discontinued operations	—	—	3,855

Effect of exchange rate changes on cash	141	(33)	—

Net increase (decrease) in cash and cash equivalents	13,822	(399)	(390)
Cash and cash equivalents at beginning of year	13,469	13,868	14,258

Cash and cash equivalents at end of year	$27,291	$13,469	$13,868

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
(As Restated—see Note 1)
(In thousands of dollars, except per share data)

	Cumulative Convertible Preferred Stock	Common Stock	Capital In Excess of Par Value	Deferred Compensation	Retained Earnings (Deficit)	Cumulative Foreign Currency Translation Adjustment	Treasury Stock	Total
Balances at December 31, 1997	$695	$396	$89,270	$—	$(12,878)	$—	$(2,591)	$74,892
Conversion of subordinated debt		15	5,368					5,383
Sale of common stock		9	22,638					22,647
Stock issued for acquisitions		11	13,178					13,189
Stock repurchase		(1)	(806)					(807)
Exercise of stock options and other		4	1,480				12	1,496
Conversion of warrants		1	349					350
Poolings of interests					(109)			(109)
Shares contributed to employee benefit plans			(100)					(100)
Income tax benefit from employee stock transactions			297					297
Foreign currency translation adjustment					(1)			(1)
Dividends on preferred stock — Cumulative Convertible, $1.00 per share					(695)			(695)
Series B, 6% annual					(83)			(83)
Net loss					(18,019)			(18,019)

Balances at December 31, 1998	695	435	131,674	—	(31,785)	—	(2,579)	98,440
Conversion of subordinated debt		79	26,191					26,270
Exercise of stock options and other		11	3,940				(57)	3,894
Shares contributed to employee benefit plans			(364)					(364)
Deferred compensation, related to the issuance of stock options			841	(738)				103
Purchase of stock			(487)					(487)
Income tax benefit from employee stock transactions			892					892
Distribution to shareholders of net liablity of discontinued operations			565					565
Dividends on preferred stock — Cumulative Convertible, $1.00 per share					(695)			(695)
Foreign currency translation adjustment					6	(33)		(27)
Net income					37,757			37,757

Balances at December 31, 1999	695	525	163,252	(738)	5,283	(33)	(2,636)	166,348
Pooling adjustments					1,352			1,352
Exercise of stock options and other		16	3,577					3,593
Proceeds from stock issuances			1,820					1,820
Issuance of stock for equity interest			900					900
Deferred compensation, related to the issuance of stock options			19,331	(19,331)				—
Amortization of deferred compensation				6,187				6,187
Purchase of treasury stock			(173)					(173)
Shares contributed to employee benefit plans			1,167				1,197	2,364
Foreign currency translation adjustment						141		141
Conversion of preferred stock	(5)		5					—
Income tax benefit from employee stock transactions			1,479					1,479
Gain related to issuance of stock in subsidiary					2,825			2,825
Dividends on preferred stock — Cumulative Convertible, $1.00 per share					(692)			(692)
Net loss					(18,728)			(18,728)

Balances at December 31, 2000	$690	$541	$191,358	$(13,882)	$(9,960)	$108	$(1,439)	$167,416

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated—see Note 1)
(in thousands, except share and per share data, or as otherwise noted)

Note 1. Summary of Significant Accounting Policies

    Nature of Operations.  The Titan Corporation (the "Company" or "Titan") is a diversified technology company whose business is to create, build and launch technology-based businesses. The Company groups its businesses into four core business segments — Titan Systems, Titan Wireless, Software Systems and the SureBeam business, which was discontinued on Ocotber 16, 2001 — and a fifth business segment, Emerging Technologies and Businesses. Titan Systems provides information technology and communications solutions, services and products for defense, intelligence, and other U.S. and allied government agencies. Titan Wireless provides satellite-based and wireless-based communication services and systems which provide cost-effective voice, facsimile, data, Internet and network communications services in developing countries. Software Systems is a total services provider ("TSP") of information technology services and software applications for its customers' business and governmental functions, including retailing, finance, accounting, customer billing and collection, contract management, supply chain management and equipment monitoring and maintenance. SureBeam provides electronic food irradiation systems and services for the food industry. The Emerging Technologies and Businesses segment develops commercial applications and businesses for technologies created by the Company.

    On March 16, 2001, SureBeam Corporation, Titan's subsidiary that provides electronic irradiation systems and services, completed an initial public offering ("IPO") of 6,700,000 shares of Class A common stock at a price of $10 per share. On October 16, 2001, Titan adopted a definitive plan to spin off SureBeam in the form of a tax-free dividend to Titan shareholders within the next 12 months from that date. The plan involves filing a letter ruling request with the IRS seeking approval of the tax-free distribution. Titan intends to file the letter ruling request within the next few weeks and intends to execute the spin off as soon as practical following the receipt of that ruling. Titan has historically reported the SureBeam business as a separate segment. In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of Titan have been restated to reflect SureBeam as a discontinued business.

    The Company is involved in a number of commercial businesses that operate in new markets, most notably the TSP business in Software Systems, the provision of communication services in developing countries in the Titan Wireless segment and the electronic food irradiation business of SureBeam. The Company believes that the primary source of revenues for the Titan Wireless business will be international customers in developing countries, primarily within Africa, Asia, the Middle East and South America.

    Principles of Consolidation.  The consolidated financial statements include the accounts of Titan and its subsidiaries. All significant intercompany transactions and balances have been eliminated. From time to time, the Company makes investments in joint ventures which may involve international locations and operations. Management evaluates its investment in each joint venture on an individual basis for purposes of determining whether or not consolidation is appropriate. Investments in such ventures are generally consolidated in instances where the Company retains control through decision-making ability and/or a greater than 50% ownership interest. In the absence of such factors, the Company generally accounts for these investments under the equity method.

    On February 25, 2000, the Company consummated a merger with Advanced Communication Systems, Inc. ("ACS") in a stock-for-stock, pooling of interests transaction (see Note 2). On June 26, 2000, the Company consummated a merger with AverStar, Inc. ("AverStar") in a stock-for-stock, pooling of interests transaction (see Note 2). The accompanying consolidated financial statements have been restated to reflect these acquisitions for all periods presented.

    One of the Company's consolidated subsidiaries with operations in Africa reports its results of operations with a two-month lag, which allows more time to compile results. The time lag results in an intercompany receivable or payable from advances to or from the subsidiary during this lag period. The effect of this lag period on the Company's results of operations and financial condition is not material.

    Minority Interest in Subsidiaries.  Minority interest in subsidiaries consists primarily of equity securities issued in 1999 and 2000 by the Company's subsidiary, Cayenta, Inc., which is the ongoing operations of the Software Systems business, and equity securities issued in 2000 by the Company's SureBeam subsidiary. The Company owned substantially all of the voting equity of Cayenta and SureBeam both before and after the transactions. The Company records minority interest to reflect the portion of the earnings or losses of majority-owned operations which are applicable to the minority interest partners. The minority interest percentages of Cayenta and SureBeam are approximately 24.1% and 0.5%, respectively, as of December 31, 2000. These amounts were not significant in 1999. In March 2001, as discussed in Note 16, SureBeam completed its initial public offering, which changed the minority interest percentage to approximately 16.4%. The minority interest portion of SureBeam's losses are reflected in the loss from discontinued operations.

    Foreign Currency Translation.  The financial statements of certain of the Company's foreign subsidiaries are measured using the local functional currency. Assets and liabilities of these subsidiaries are translated at exchange rates in effect as of the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in consolidated net income.

    Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Revenue Recognition.  A majority of the Company's revenue, both government and commercial, is derived from products manufactured and services performed under cost-reimbursement, time-and-materials, and fixed-price contracts wherein revenues are generally recognized as services are performed, using the percentage-of-completion method, which includes revenues recognized as units are delivered. Total estimated costs are based on management's assessment of costs to complete the project based upon evaluation of the level of work achieved and costs expended to date. Estimated contract losses are fully charged to operations when identified.

    The Company's Software Systems segment also generates revenues from licensing the rights to use its software products primarily to end users. This segment further generates revenues from post-contract support (maintenance), consulting and training services performed for customers who license its products.

    Revenues from software license agreements are recognized currently, provided that all of the following conditions are met, a noncancelable license agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable and the risk of concession is deemed remote, and no other significant vendor obligations exist. Revenues from maintenance services are recognized ratably over the term of the maintenance period, generally one year. Maintenance revenues which are bundled with license agreements are unbundled using vendor specific objective evidence.

    As most of the Company's revenue recognition practices are in accordance with AICPA Statement of Position 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts ("SOP 81-1") and Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"), the adoption of Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" in 2000 had no material impact on the Company's financial statements.

    Deferred Revenues.  Included in other accrued liabilities are deferred revenues which consist principally of customer deposits and payments for software maintenance agreements with customers whereby the Company receives payment in advance of performing the service. Revenue from these contracts is recognized ratably over the contract period.

    Cash Equivalents.  All highly liquid investments purchased with an original maturity of three months or less are classified as cash equivalents.

    Unbilled Accounts Receivable.  Unbilled accounts receivable are included in accounts receivable and include work-in-process which will be billed in accordance with contract terms and delivery schedules, as well as amounts billable upon final execution of contracts, contract completion, milestones or completion of rate negotiations. Generally, unbilled accounts receivable are expected to be collected within one year. Payments to the Company for performance on certain U.S. Government contracts are subject to audit by the Defense Contract Audit Agency. Revenues have been recorded at amounts expected to be realized upon final settlement.

    Concentration of Risk.  As the Company expands its business into international markets and developing countries, certain accounts receivable may be exposed to credit risk due to political and economic instability in these areas. To mitigate credit risk in foreign countries, the Company generally denominates its foreign contracts in U.S. dollars and requires payment primarily in the form of stand-by letters of credit, advance deposits, or wire transfers, prior to shipment. In addition, the Company has obtained political risk insurance to cover equipment located in certain foreign countries to cover loss or damage resulting from abandonment, deprivation, expropriation, riot and terrorism and other acts of revolution in those countries.

    A majority of the Company's total revenues are from U.S. government contracts. Any cancellations or modifications of our significant contracts or subcontracts, or failure by the U.S. government to exercise an option period relating to those contracts or subcontracts, could adversely affect the Company's financial condition and results of operations in the short- and long-term. Continuing declines in U.S. defense and other federal agency budgets also may negatively impact our business. Although we bid for and are awarded long-term U.S. government contracts and subcontracts, the U.S. government only funds these contracts on an annual basis, and many of the Company's contracts and subcontracts include option years. The U.S. government may cancel these contracts at any time without penalty or may change its requirements, programs or contract budget, and generally has the right not to exercise option periods. The U.S. Congress may decline to appropriate funds needed to complete the contracts awarded to us or the prime contractor. On our subcontracts, we generally do not control the prime contractor's allocation of resources. We also depend upon the prime contractor to perform its obligations on the primary government contract. In addition to contract cancellations and declines in agency budgets, the Company's financial condition and results of operations may be adversely affected by:

  •
  budgetary constraints affecting U.S. government spending generally, and changes in fiscal policy or available funding;

  •
  curtailment of the U.S. government's use of technology services providers;

  •
  the adoption of new laws or regulations;

  •
  technological developments;

  •
  U.S. government shutdowns, such as that which occurred during the U.S. government's 1996 fiscal year;

  •
  competition and consolidation in our business areas; and

  •
  general economic conditions.

    These or other factors could cause government agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts. Any of these actions could have a material adverse effect on our business, financial condition and results of operations.

    Inventories.  Inventories include the cost of material, labor and overhead, and are stated at the lower of cost, determined on the first-in, first-out (FIFO) and weighted average methods, or market. The Company periodically evaluates its on-hand stock and makes appropriate disposition of any stock deemed excess or obsolete.

    Property and Equipment.  Property and equipment are stated at cost. Depreciation is provided using the straight-line method, with estimated useful lives of 25 to 40 years for buildings, 2 to 40 years for leasehold improvements and 3 to 10 years for machinery and equipment and furniture and fixtures. Certain machinery and equipment in the Company's medical sterilization and food irradiation businesses is depreciated based on units of production.

    Goodwill.  The excess of the cost over the fair value of net assets of purchased businesses ("goodwill") is amortized on a straight-line basis over varying lives ranging from 2 to 40 years. The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of its goodwill. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the intangible asset to the Company's business objectives.

    Impairment of Long-Lived Assets.  Periodically, the Company reviews for possible impairment its long-lived assets and certain identifiable intangibles to be held and used. Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable, asset values are adjusted accordingly. In evaluating whether an asset impairment exists, the Company compares the carrying value of the asset to the estimated undiscounted cash flows. If an impairment is deemed to exist, the asset's carrying value is adjusted to the present value of its estimated future cash flows.

    Stock-Based Compensation.  The Company has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company will continue to account for its stock-based compensation plans under the provisions of APB No. 25.

    Income Taxes.  The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

    Per Share Information.  The Company computes earnings per share based on the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128").

    The following data summarize information relating to the per share computations for continuing operations before the cumulative effect of a change in accounting principle:

	For the Year Ended December 31, 2000
	Income (Loss) (Numerator)	Shares (000's) (Denominator)	Per-Share Amounts
Loss from continuing operations	$(12,089)
Less preferred stock dividends	(692)
Effect of minority interests	(3,294)

Basic EPS:
Loss from continuing operations available to common stockholders	$(16,075)	52,717	$(.30)

Diluted EPS:	same as basic

	For the Year Ended December 31, 1999
	Income (Numerator)	Shares (000's) (Denominator)	Per-Share Amounts
Income from continuing operations	$43,533
Less preferred stock dividends	(695)

Basic EPS:
Income from continuing operations available to common stockholders	42,838	47,094	$.91
Effect of dilutive securities:
Stock options	—	2,650	(.05)
Debentures	769	4,392	(.05)

Diluted EPS:
Income from continuing operations available to common stockholders plus assumed conversions	$43,607	54,136	$.81

	For the Year Ended December 31, 1998
	Income (Numerator)	Shares (000's) (Denominator)	Per-Share Amounts
Income from continuing operations	$14,021
Less preferred stock dividends	(778)

Basic EPS:
Income from continuing operations available to common stockholders	$13,243	41,657	$.32
Effect of dilutive securities:
Stock options	—	1,515	(.01)

Diluted EPS:
Income from continuing operations available to common stockholders plus assumed conversions	$13,243	43,172	$.31

    In 1999 and 1998, options to purchase approximately 85,000 and 1,232,000 shares, respectively, of common stock were not included in the computation of diluted EPS, because the options' exercise price was greater than the average market price of the common shares. In 2000, 1999 and 1998, approximately 463,200 shares of common stock that could result from the conversion of cumulative convertible preferred stock and 5,038,000 shares that could result from the conversion of the remarketable term income deferrable equity securities (HIGH TIDES) in 2000, and 8,513,000 common shares in 1998 that could result from the conversion of the Company's convertible subordinated debentures were not included in the computation of diluted EPS, as the effect would have been anti-dilutive on the results of continuing operations. The effect of minority interests outstanding in 1999 did not affect the above computation.

    Comprehensive Income.  Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity.

    During the year ended December 31, 2000, the Company's only element of other comprehensive income resulted from foreign currency translation adjustments in 2000, which are reflected in the consolidated statements of changes in stockholders' equity as foreign currency translation adjustments.

    Start-Up Costs.  The Company expenses the costs of start-up activities as incurred in accordance with the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). The Company adopted SOP 98-5 in 1998, recording a one-time, non-cash charge of $19,474, reflected as a cumulative effect of a change in accounting principle in the Statement of Operations for the year ended December 31, 1998. The charge primarily represents previously capitalized start-up costs and deferred contract costs as well as non-recurring engineering costs previously carried in inventory.

    Business Segments.  The Company reports its business segment information in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). In the fourth quarter of 2000, the Company formed a new business unit, Titan Scan Technologies within its Emerging Technologies and Businesses segment. The new business unit encompasses all of Titan's medical product sterilization operations, which were previously a part of SureBeam. This realignment conforms to the provisions of SFAS 131. As a result, all prior period data have been restated to reflect this change in Titan's segment reporting.

    Gain on Issuance of Stock in Subsidiary.  In 2000, the Company became subject to the provisions of SEC Staff Accounting Bulletin No. 51 ("SAB 51") to reflect the issuance of approximately 5% of Cayenta Class A Common Stock in connection with an acquisition. In accordance with the provisions of SAB 51, the transaction is reflected as an equity transaction, and the net effect of the transaction is reflected in the accompanying Consolidated Statement of Stockholders' Equity as "Gain related to issuance of stock in subsidiary."

    New Accounting Standards.  In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," which became effective in 2000. This SAB summarizes the SEC's view in applying generally accepted accounting principles to revenue recognition in financial statements. As most of the Company's revenue recognition practices are in conformance with AICPA SOP 81-1 and SOP 97-2, the adoption of SAB 101 had no material impact on the Company's financial statements.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS No. 133 was amended in June 1999 by SFAS No. 137 "Accounting for Derivative Instrument and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133," and in June 2000 by SFAS No. 138 for "Accounting for Certain Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133." These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value with changes from fair value reflected in earnings. The Company adopted the provisions of SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, in January 2001. The adoption did not have a material impact on the Company's financial position or results of operations.

Note 2. Acquisitions and Investments

    On June 28, 2000, the Company's subsidiary, Titan Wireless Africa, a wholly owned subsidiary of Titan Wireless, completed the acquisition of a majority interest (80%) of Ivoire Telecom S.A. Holding (Ivoire Telecom), and through such interest acquired a controlling (minimum of 50.1%) equity interest in each of the principal subsidiaries owned by Ivoire Telecom. The purchase consideration consisted of $5.0 million in cash subject to certain indemnification obligations. The excess of purchase consideration over net assets acquired of $5.0 million has been recorded as goodwill. In addition, Titan has committed to provide up to a maximum of $25 million for capital expenditures to build out the Ivoire Telecom network, subject to Titan's approval of each equipment expenditure requirement. At December 31, 2000, approximately

$9.8 million has been expended for such expenditures. The impact of all such expenditures has been reflected as property and equipment in the Company's consolidated balance sheet at December 31, 2000.

    On June 26, 2000, the Company acquired AverStar in a stock-for-stock transaction. AverStar provides services and software focused on the areas of information technology assurance, information technology development and information technology management and operations for the mission-critical systems of civilian and defense agencies of the U.S. government. AverStar's operations are primarily included in the Titan Systems segment, with certain operations reported in the Emerging Technologies and Businesses segment. Titan issued approximately 2,850,000 shares of common stock for all the outstanding shares of AverStar common stock, subject to a holdback of 180,045 shares held in escrow to cover certain indemnification obligations, and assumed AverStar stock options representing approximately 551,000 shares of Titan common stock, based on an exchange ratio of approximately .41415 shares of Titan common stock for each share of AverStar common stock. In September 2000, 171,645 shares were released from escrow to AverStar shareholders in fulfillment of the Company's obligations. The remaining 8,400 shares were released from escrow in November 2000. The acquisition constituted a tax-free reorganization and has been accounted for as a pooling of interests.

    On June 7, 2000, the Company completed the acquisition of all of the stock of SenCom Corporation (SenCom) for a purchase price of approximately $35 million in cash, subject to certain post-closing adjustments and indemnification obligations, less a $5.0 million holdback, and less $1.3 million for employee related expenses to be paid one year from the closing date. Of the $5.0 million holdback, $3 million was paid in September 2000, and the remaining $2 million holdback is due 18 months from the closing date, and accrues interest at 7% per annum. An additional $2 million was paid in September 2000 as a result of post-closing adjustments. SenCom, included in the Titan Systems segment, provides information technology services to government customers and specializes in the engineering and analysis of radar and electro-optical sensors, command and control system development, computer and network security, and business process engineering and program management. The transaction was accounted for as a purchase, and accordingly, SenCom's results of operations have been consolidated with the Company's results of operations since June 8, 2000. The excess of the purchase price over the estimated fair market value of the net assets acquired, to be amortized on a straight line basis over 30 years, was approximately $29.5 million at December 31, 2000.

    On March 30, 2000, the Company completed the acquisition of all of the stock of LinCom Corporation (LinCom) for a purchase price of approximately $23 million in cash, subject to certain post-closing adjustments and indemnification obligations, less a $1 million holdback and a $2 million promissory note. The $1 million holdback was due approximately 60 days after the closing date, and approximately $978 was paid in the fulfillment of the Company's obligations, and the $2 million note is due one year after the closing date and accrues interest at 7%. The Company expects that the $2 million note, plus accrued interest, will be paid by March 31, 2001. LinCom is a developer of wireless communications and information systems for both commercial and government customers. The operations of LinCom are primarily reported in the Titan Systems segment. The commercial applications within LinCom are reported in the Emerging Technologies and Businesses segment. The transaction was accounted for as a purchase, and accordingly, LinCom's results of operations have been consolidated with the Company's results of operations since March 31, 2000. The excess of the purchase price over the estimated fair market value of the net assets acquired, to be amortized on a straight line basis over 30 years, was approximately $20.2 million at December 31, 2000.

    On March 24, 2000, the Company completed the acquisition of all the outstanding stock of Pulse Engineering (Pulse) for a purchase price of approximately $27.4 million in cash, subject to certain post-closing adjustments and indemnification obligations, less a $1 million holdback placed in escrow and a $2 million deferred payment due in March 2001. The holdback was paid to Pulse shareholders in October 2000 in fulfillment of the Company's obligations, and the Company expects that the $2 million deferred payment, plus interest of 8%, will be made by March 31, 2001. Pulse provides specialized information security and signals intelligence systems and services to the intelligence community and is included in the Titan Systems segment. The transaction was accounted for as a purchase, and accordingly, Pulse's results of operations have been consolidated with the Company's results of operations since March 25, 2000. The excess of the purchase price over the estimated fair market value of the net assets acquired, to be amortized on a straight line basis over 30 years, was approximately $23.5 million at December 31, 2000. In connection with the determination of the fair value of assets acquired in the quarter ended June 30, 2000, and pursuant to the provisions of Accounting Principles Board Opinion No. 16, the Company has valued acquired contracts in process at contract price, minus the estimated costs to complete and an allowance for the normal industry profit on its effort to complete such contracts, which amounted to $1,066. This adjustment has been reflected in the accompanying balance sheet as an increase to goodwill and a corresponding increase to deferred profit. The Company recognized approximately $291 in the year ended December 31, 2000, as a reduction of costs, with the remaining $775 to be recorded as a reduction of costs in future periods as work on certain contracts is performed, which is estimated to be through fiscal 2004.

    On March 10, 2000, AverStar acquired all of the outstanding shares of the common stock of MJR Associates, Inc. (MJR), which provides information technology staffing solutions to major corporations. Consideration paid for the acquisition amounted to $9.6 million in cash plus contingent consideration up to a maximum of $3.75 million based upon fiscal year 2000 performance, which amount will be due and payable in April 2001. The acquisition was accounted for as a purchase, and accordingly, MJR's results of operations have been consolidated with the Company's results of operations since March 11, 2000. The excess of the purchase price over the estimated fair market value of the net assets acquired, including an accrual for the contingent consideration, to be amortized on a straight line basis over 20 years, was approximately $11.5 million at December 31, 2000.

    On February 25, 2000, the Company acquired Advanced Communication Systems, Inc. (ACS), a government information technology services company, in a stock-for-stock transaction. ACS' operations are primarily included in the Titan Systems segment, with certain operations reported in the Emerging Technologies and Businesses segment. Titan issued approximately 5,082,000 shares of common stock for all the outstanding shares of ACS common stock and assumed ACS stock options representing approximately 263,000 shares of Titan common stock, based on an exchange ratio of approximately .57 shares of Titan common stock for each share of ACS common stock. The acquisition constituted a tax-free reorganization and has been accounted for as a pooling of interests.

    Effective January 1, 2000, ACS' September 30 fiscal year-end has been changed to coincide with the Company's year-end. The 1999 and 1998 financial statements presented have been restated to include the combined results of operations, financial position and cash flows as if the merger had occurred at the beginning of the periods presented. A pooling of interests adjustment has been made in the consolidated statement of cash flows and consolidated statement of stockholders' equity for the year ended December 31, 2000, to reflect the activity for ACS in the quarter ended December 31, 1999, as reported in ACS'

Form 10-Q for the fiscal quarter ended December 31, 1999. For the quarter ended December 31, 1999, ACS' revenues were $46,255 and net income was $1,352.

    The separate and combined results of Titan, ACS and AverStar in 2000 and 1999 are as follows:

	Year Ended December 31, 2000
	Revenues	Income (Loss) from Continuing Operations	Net Income (Loss)
Titan	$623,325	$2,775	$30
ACS	192,841	(21,230)	(17,249)
AverStar	191,837	1,622	(1,509)

	$1,008,003	$(16,833)	$(18,728)

	Year Ended December 31, 1999
	Revenues	Income from Continuing Operations	Net Income
Titan	$402,804	$37,376	$31,600
ACS	218,252	3,581	3,581
AverStar	184,336	2,576	2,576

	$805,392	$43,533	$37,757

    The revenues of ACS were impacted in 2000 by a contract termination that occurred in late 1999, prior to Titan's acquisition, which resulted in reduced revenues of approximately $31.6 million. AverStar's revenues in 2000 were impacted by the wind-down of its year 2000 business in early 2000, which resulted in reduced revenues of approximately $25.7 million.

    Included in the 2000 results from continuing operations are merger related expenses of $30.5 million and $8.3 million related to the acquisitions of ACS and AverStar, respectively. In addition, Net Income (Loss) reflects an extraordinary loss, net of taxes, of $3.4 million and $1.3 million related to the early debt extinguishment of Titan and AverStar's credit facilities, respectively. AverStar's net loss reflects a loss from discontinued operations of $1.5 million. Included in ACS' 1999 operating results is a write-off of $3.9 million of capitalized software costs and a $1.8 million write-off of an uncollected receivable. All interest expense is reflected in the Titan operating results from the date of acquisition.

    In 1999, the Company or its subsidiaries acquired Atlantic Aerospace Corporation ("AAEC"), Systems Resources Corporation ("SRC") and Program Support Associates Inc. ("PSA"), all reporting in the Company's Titan Systems segment, and SFG Technologies Inc. ("SFG"), Assist Cornerstone Technologies, Inc. ("Assist"), JB Systems, Inc. doing business as Mainsaver, and Transnational Partners II, LLC ("TNP"), all reporting in the Company's Cayenta segment, in purchase transactions. In conjunction with the Mainsaver and Assist acquisitions, approximately $4.3 million of the purchase price was held back, subject to purchase price adjustments and indemnification obligations, of which $3 million is due in January 2001 and the remaining $1.3 million is due in June 2001. Related to the acquisition of SRC, a

$2 million promissory note, subject to post-closing working capital adjustments and indemnification obligations, was due on June 9, 2000. The post-closing working capital adjustments and indemnification obligations are currently in dispute with the stockholders of SRC. Accordingly, the promissory note has not been paid. Related to the AAEC acquisition, up to an additional $3 million in contingent consideration may be due upon the award of future contracts. As of December 31, 2000, the Company estimates that a potential $2.4 million may be paid in 2001.

    Unaudited pro forma data giving effect to the purchase of Pulse, LinCom, SenCom, MJR, SRC, AAEC, PSA, Mainsaver, Assist and SFG as if they had been acquired at the beginning of 1999 are shown below. Pro forma information related to the TNP acquisition is not included, because the effect is not significant.

	Twelve months ended December 31,
	2000	1999
	(unaudited)
Revenues	$1,046,306	$962,832
Income (loss) from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	(11,928)	34,335
Net income (loss)	(18,567)	28,559
Basic earnings (loss) per share:
Income (loss) from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	$(.22)	$.71
Net income (loss)	(.35)	.59
Diluted earnings (loss) per share:
Income (loss) from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	$(.22)	$.63
Net income (loss)	(.35)	.53

    In January 1999, the Company invested approximately $0.5 million for a 19.9% ownership interest in a joint venture with Sakon. In July 2000, Titan loaned Sakon $15 million pursuant to a loan agreement with Sakon. In October 2000, Titan exercised its option pursuant to the agreement to convert amounts owed under the loan into additional equity interest of 30.0% of Sakon, bringing the total equity interest in Sakon to 49.9%. At such time, the amount outstanding of $15 million under the loan was converted to purchase consideration as the initial payment due under the terms of the agreement and recorded as goodwill. Under the terms of the agreement, an additional $12.5 million of consideration is due and payable upon certain revenue targets being attained. The Company estimates that the remaining consideration will be paid by the second or third quarter of 2001. Such amount will be amortized over an estimated useful life of 20 years. Titan has consolidated the operating results of Sakon beginning in 1999 in accordance with the joint venture agreement which assigns 100% of the joint venture revenues and operating results to Titan. Titan will continue to consolidate the operating results of Sakon until a liquidity event, defined as an initial public offering or the sale of Sakon.

    In September 1999, together with Sempra Energy Information Solutions, a subsidiary of Sempra Energy, and modis, a company that focuses on configuring customers' software applications, Cayenta established Soliance, LLC, a joint venture that markets and delivers information technology systems and solutions, including TSP offerings, to the utility industry. Cayenta owns a 10% equity interest in Soliance and has a management services agreement with Soliance under which it provides TSP services to Soliance's customers. At December 31, 2000 and 1999, the Company's investment of $5 million in this joint venture is included in Other Assets. The investment is being accounted for under the cost method.

    In 1998, the Company consummated mergers with Delfin Systems ("Delfin"), VisiCom Laboratories, Inc. ("VisiCom"), Horizons Technology, Inc. ("Horizons") and DBA Systems, Inc. ("DBA") in poolings of interests transactions. Also in 1998, the Company acquired Validity Corporation ("Validity") and Advanced Management Incorporated ("AMI") in purchase transactions. All of these businesses report primarily in the Company's Titan Systems segment.

    In connection with the determination of the fair value of assets acquired in connection with the acquisitions of SRC, Semcor and Validity, and pursuant to the provisions of Accounting Principles Board Opinion No. 16, the Company has valued acquired contracts in process at contract price, minus the estimated costs to complete and an allowance for the normal industry profit on its effort to complete such contracts, which amounted to $10,904. This adjustment has been reflected in the accompanying balance sheet as an increase to goodwill and a corresponding increase to deferred profit. The Company recognized approximately $6,936 and $2,606 as a reduction of costs in 2000 and 1999, respectively, with the remaining $1,362 to be recorded as a reduction of costs in future periods as work on certain contracts is performed. At December 31, 2000, there was $13,150 and $1,300 in Other Accrued Liabilities and Other Non-current Liabilities, respectively, of holdbacks of purchase consideration, subject to post-closing adjustments and indemnification obligations, related to acquisitions in 2000 and 1999.

Note 3. Acquisition Related Charges and Other

    Acquisition related charges of $39.4 million in 2000 include costs of $30.5 million related to the ACS merger including direct transaction costs of approximately $9.1 million comprised of accounting, legal, investment banking, financial printing and other direct costs. Also included in the ACS merger costs was a write-down of approximately $5.5 million related to the impairment of certain receivables, for which the realizability of such assets were impaired as a result of the merger with Titan, which impacted the recoverability of certain contract costs, employee termination and retention costs of approximately $2.1 million, $3.8 million of costs to eliminate duplicate facilities and assets and a valuation allowance of $10.0 million against certain contract receivables provided in connection with certain of the Company's integration activities, particularly as is relates to conforming ACS to Titan's accounting policies and procedures, and determining appropriate valuation allowances against potential contract receivables which may not be realizable under normal contract reimbursement cycles. Unpaid amounts at December 31, 2000, are primarily employee related costs and costs related to lease terminations which will be paid by December 31, 2001.

    Included in acquisition related charges in 2000 is $8.3 million related to the merger with AverStar. These costs consisted of approximately $2.5 million of direct transaction costs, approximately $5.5 million of employee termination and retention costs, and costs to eliminate duplicate facilities of approximately $0.3 million. The acquisition related charges in the year ended December 31, 2000 also include $2.7 million of transaction costs related to the filing of a registration statement with the Securities and Exchange Commission (SEC) for the initial public offering of Cayenta which was subsequently withdrawn by the Company in February 2001. These costs are primarily comprised of direct transaction costs, including accounting, legal, investment banking, financial printing, and other direct costs. Also included in acquisition related charges is a $2.1 million gain resulting from the final consideration from the sale of the Company's approximate 8% equity interest in IPivot, which was sold in October of 1999. Unpaid amounts at December 31, 2000 are primarily employee related costs which will be paid by December 31, 2001.

    During the year ended December 31, 1999, the Company recorded acquisition and related charges of $13.1 million, which include approximately $4.5 million of legal costs and approximately $8.6 million of integration and restructuring expenses. The integration and restructuring expenses include $2.1 million related to the wind-down of our Year 2000 business, consisting primarily of employee termination costs and lease termination costs, a $2.1 million write-off of intangible costs to estimated realizable value, approximately $1.0 million for severance, outplacement and relocation costs related to approximately 31 employees across the Company, and $3.4 million related to the closure and elimination of leased facilities, primarily duplicate field offices. These charges were all cash charges, with the exception of the write-off of intangible costs. Accruals for unpaid special charges of $5,880 remain in other current liabilities at December 31, 1999. Unpaid amounts at December 31, 1999 were primarily termination and other integration costs which were paid by December 31, 2000.

    On October 26, 1999, the Company received approximately $41.8 million in cash as a result of the acquisition by Intel Corporation of IPivot, Inc. ("IPivot"), a technology spin-off from Titan. The cash payment to the Company was for its ownership interest in IPivot of approximately 8% after the dilutive impact of IPivot stock options, warrants and other equity investments. In addition, approximately $3 million was received in October 2000 as final consideration. The income is netted against the charges discussed above in acquisition related charges and other for the 1999 and 2000 amounts received.

    During the year ended December 31, 1998, the Company recorded acquisition-related and other charges of $9,891, which includes approximately $5.5 million of direct transaction costs (consisting primarily of investment banking and other professional fees), $3.8 million of integration expenses and $0.6 million of pre-operating and start-up costs of the Titan Africa, Inc., Benin operation. Approximately $4.6 million of the direct transaction costs were incurred in connection with the Delfin, VisiCom, Horizons and DBA mergers. The remaining $0.9 million in transaction fees were related to costs incurred to file a withdrawn registration statement of the Company's former Communications Systems segment. The integration costs included approximately $3.5 million for severance, outplacement and retention costs incurred in the Titan Systems and Titan Wireless segments. Included in these amounts were termination benefits associated with employment agreements, as well as retention amounts associated with employee retention agreements. The integration costs also included $0.3 million related to the closure and elimination of leased facilities, primarily duplicate field offices. All amounts accrued at December 31, 1998 were substantially paid by December 31, 1999.

Note 4. Discontinued Operations

    On March 16, 2001, SureBeam Corporation, Titan's subsidiary that provides electronic irradiation systems and services, completed an initial public offering ("IPO") of 6,700,000 shares of Class A common stock at a price of $10 per share. On October 16, 2001, Titan adopted a definitive plan to spin off SureBeam in the form of a tax-free dividend to Titan shareholders within the next 12 months from that date. The plan involves filing a letter ruling request with the IRS seeking approval of the tax-free distribution. Titan intends to file the letter ruling request within the next few weeks and intends to execute the spin off as soon as practical following the receipt of that ruling. Titan has historically reported the SureBeam business as a separate segment. In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of Titan for all periods presented have been restated to reflect SureBeam as a discontinued business.

    Revenues and net income generated by SureBeam for the year ended December 31, 2000 were $25.2 million and $0.4 million, respectively. Revenues and net loss generated by SureBeam for the year ended December 31, 1999 were $3.7 million and $0.2 million, respectively.

    Net current assets of SureBeam of approximately $19.5 million included in net current assets of discontinued operations at December 31, 2000, include assets of approximately $27.4 million, primarily accounts receivable and inventories, net of liabilities of approximately $7.9 million. Net long-term assets of SureBeam of approximately $25.4 million included in net long-term assets of discontinued operations include primarily fixed assets and intangible and other long-term assets.

    In November 2000, the Company's Board of Directors adopted a plan to dispose of the Company's commercial information assurance and network monitoring businesses. In 1998 and 1997, the Company's Board of Directors adopted a plan to wind down the Company's access control systems business and broadband communications business, respectively. Accordingly, the results of these businesses have been accounted for as discontinued operations. In addition, the accompanying consolidated financial statements reflect operations discontinued by certain of the companies acquired by Titan during 1998 and 2000. All periods presented reflect these specific operations as discontinued operations. Net current assets of discontinued operations related to these businesses of approximately $800 at December 31, 2000 consist primarily of current assets of approximately $4,900 (primarily accounts receivable, inventories and capitalized software) net of accrued liabilities of approximately $4,100. In accordance with EITF 85-36, "Discontinued Operations with expected Gain and Interim Operating Losses", all operating losses incurred in the commercial information assurance and network monitoring businesses from the measurement date are being deferred until the date of disposal. The liabilities consist of accruals for contract losses, estimated wind-down costs and costs related to the closure and elimination of certain leased facilities. Charges of approximately $7,000 were made against the accrued liabilities in 2000. The liabilities were increased by a $5,600 charge in 1999 based on management's most recent review of estimated future wind-down costs. Long-term net assets of discontinued operations are primarily fixed assets. Management continues to assess the estimated wind-down and and/or disposal costs associated with the businesses, and may from time to time adjust the allowance for such costs accordingly.

Note 5. Other Financial Data

    Following are details concerning certain balance sheet accounts:

	At December 31,
	2000	1999
Accounts Receivable:
U.S. Government — billed	$205,618	$170,428
U.S. Government — unbilled	31,818	47,083
Trade	96,135	49,862
Less allowance for doubtful accounts	(4,419)	(4,099)

	$329,152	$263,274

Inventories:
Materials	$7,120	$6,098
Work-in-process	8,651	4,357
Finished goods	3,949	3,558

	$19,720	$14,013

Property and Equipment:
Machinery and equipment	$113,197	$73,257
Furniture and fixtures	21,908	18,932
Land, buildings and leasehold improvements	22,797	19,535
Construction in progress	10,259	1,863

	168,161	113,587
Less accumulated depreciation and amortization	(89,446)	(70,071)

	$78,715	$43,516

    Supplemental disclosures of cash flow information:

	2000	1999	1998
Noncash investing and financing activities:
Extraordinary loss on early extinguishments of debt	$4,744	$—	$—
Gain related to issuance of stock in subsidiary	2,825	—	—
Equity issued in exchange for services	2,000	—	—
Shares contributed to employee benefit plans	2,364	3,594	100
Issuance of stock for equity interest	900	—	—
Conversion of subordinated debt	—	26,270	—
Stock issued for acquisitions	—	—	13,189
Cash paid for interest	$34,828	$18,281	$11,225
Cash paid for taxes	11,909	6,119	3,022

Note 6. Segment Information

    Management evaluates the performance of its operating segments separately to individually monitor the different factors affecting financial performance. Segment profit or loss includes substantially all of the segment's direct costs of operations and administration. The Company manages income taxes on a corporate-wide basis. Thus, the Company evaluates segment performance based on profit or loss before interest expense, income taxes and before allocated costs of corporate overhead, exclusive of any significant gains or losses on the disposition of investments or other assets. Corporate overhead may include, among other things, costs for financial, accounting, marketing, administrative and legal activities. The Company typically manages and evaluates equity investments and related income on a segment level. However, certain significant investments are managed at the corporate level. Financial costs, such as gains and losses and interest income and expense, are managed at the Corporate segment. Consequently, the results of operations of the segments may not be indicative of the actual results that would be shown in the financial statements of these segments if prepared on a stand-alone basis.

    The Company has historically reported SureBeam as a separate operating segment. On October 16, 2001, the Company adopted a definitive plan to spin off SureBeam in the form of a tax-free dividend to Titan shareholders. In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," all current and prior year data have been restated to reflect SureBeam as a discontinued business, and it is no longer reported as a separate segment.

    In the fourth quarter of 2000, the Company formed a new business unit, Titan Scan Technologies within its Emerging Technologies and Businesses segment. The new business unit encompasses all of Titan's medical product sterilization operations, which were previously a part of SureBeam. As a result, all prior period data have been restated to reflect this change in Titan's segment reporting.

    On March 31, 1999, the Company realigned certain operations among its business segments to better position these operations for strategic transactions pursuant to the Company's corporate strategy. As a result, the Company is reporting all commercial satellite communications operating results in its Titan Wireless segment, and all defense information technologies and services operating results are reported in its Titan Systems segment. This realignment also conforms to the provisions of SFAS 131. All current and prior year segment data presented in these financial statements have been restated to conform to the 1999 realignment.

    The Titan Systems segment provides comprehensive information systems solutions and services to U.S. and allied government defense and intelligence agencies and to civil government agencies with sophisticated data management, information processing, information fusion and knowledge-based systems and communications requirements. The Titan Systems segment also develops and manufactures digital imaging products, electro-optical systems, threat simulation/training systems, intelligence electronic hardware and defense communications systems. The Titan Systems segment also installs, tests and maintains government information systems.

    The Titan Wireless segment provides satellite-based and wireless-based communication systems and services which provide cost-effective voice, facsimile, data, Internet and network communications services in developing countries, primarily Asia, Africa, the Middle East and Latin America.

    The Software Systems segment is a total services provider, or TSP, of information technology products and services for commercial and government customers' business functions, including retailing, finance, accounting, customer billing and collection, contract management, supply chain management and equipment monitoring and maintenance. Also included in this segment is the Company's Year 2000 business unit, which has been wound-down.

    The Software Systems segment contains the Company's majority owned subsidiary, Cayenta, Inc. The Company recorded a $2.7 million charge in 2000 related to a registration statement for the initial public offering of Cayenta which was withdrawn in February 2001.

    The Emerging Technologies and Businesses segment includes several businesses which apply the Company's proprietary knowledge and core competencies to create commercial technology applications or individual businesses, including the Company's antenna business, e-tenna, its wireless networking chip business, LinCom Wireless, its information technology consulting business, AverCom, and its medical products sterilization systems and services business, Titan Scan Technologies.

    Substantially all of the Company's operations are located in the United States. Export and foreign revenues amounted to approximately $66,943, $33,273, and $19,760 in 2000, 1999 and 1998, respectively, primarily to countries in Africa, Asia, Western Europe and South America. Substantially all international sales are denominated in U.S. dollars.

    The following tables summarize industry segment data for 2000, 1999 and 1998.

	2000	1999	1998
Revenues:
Titan Systems	$796,202	$689,513	$488,207
Titan Wireless	81,450	27,325	6,717
Software Systems	77,435	45,922	21,470
Emerging Technologies and Businesses	52,916	42,632	15,842

	$1,008,003	$805,392	$532,236

    Sales to the United States Government, including both defense and non-defense agencies, and sales as a subcontractor as well as direct sales, aggregated approximately $766,540 in 2000, $677,492 in 1999, and $453,623 in 1998. Inter-segment sales were not significant in any year.

	2000	1999	1998
Operating Profit (Loss):
Titan Systems	$28,462	$43,469	$41,212
Titan Wireless	11,644	5,063	(6,732)
Software Systems	(18,028)	6,962	5,137
Emerging Technologies and Businesses	6,683	46,590	1,155
Corporate	(16,290)	(14,417)	(6,477)

	$12,471	$87,667	$34,295

    Operating results for the Titan Systems and Software Systems segments for the year ended December 31, 2000, include acquisition and other charges of $38,820 and $2,678, respectively. Operating profit in 2000 for Emerging Technologies and Businesses includes the final $2,140 gain from the IPivot stock sale as discussed in Note 2, net of expenses.

    Operating profit for the Titan Systems and Software Systems segments for the year ended December 31, 1999, included acquisition and other charges of $5,535 and $2,111, respectively. In addition, 1999 operating results included a $3,893 charge related to previously capitalized software development costs as well as a $1,800 in 1999 charge for an uncollected receivable. Operating profit for Emerging Technologies and Businesses includes the $41,788 gain on IPivot stock sale as discussed in Note 3, net of acquisition related charges and other of $160 related to other business in the Emerging Technologies segment. Operating profit for the Titan Systems and Titan Wireless segments for the year ended December 31, 1998, included acquisition-related and other charges of $7,218 and $2,398 respectively.

    Corporate includes corporate general and administrative expenses, certain corporate, integration, legal and restructuring charges ($5,296 in 1999 and $275 in 1998), and gains or losses from the sale of businesses. Corporate general and administrative expenses are generally recoverable from contract revenues by allocation to operations.

	As of December 31,
	2000	1999	1998
Identifiable Assets:
Titan Systems	$518,712	$420,129	$306,270
Titan Wireless	128,579	35,598	5,085
Software Systems	109,211	94,450	14,959
Emerging Technologies and Businesses	54,164	17,262	14,585
Discontinued Operations, net	45,955	5,039	645
General corporate assets	94,486	55,562	28,379

	$951,107	$628,040	$369,923

    General corporate assets are principally cash, accounts receivable, prepaid expenses, property and equipment, deferred income taxes and other assets.

	As of December 31,
	2000	1999	1998
Depreciation and Amortization of Property and Equipment, Goodwill, and Other Assets:
Titan Systems	$17,595	$16,695	$10,261
Titan Wireless	1,540	607	381
Software Systems	19,530	1,063	475
Emerging Technologies and Businesses	1,763	715	901
Corporate	737	1,129	600

	$41,165	$20,209	$12,618

Capital Expenditures:
Titan Systems	$9,447	$7,839	$7,758
Titan Wireless	14,263	3,839	463
Software Systems	13,430	1,002	325
Emerging Technologies and Businesses	5,357	125	241
Corporate	1,672	832	358

	$44,169	$13,637	$9,145

Note 7. Income Taxes

    The components of the income tax provision (benefit) from continuing operations are as follows:

	2000	1999	1998
Current:
Federal	$(8)	$21,500	$4,648
State	1,227	4,831	1,220

	1,219	26,331	5,868
Deferred	(4,931)	447	3,316

	$(3,712)	$26,778	$9,184

    Following is a reconciliation of the income tax provision from continuing operations expected (based on the United States federal income tax rate applicable in each year) to the actual tax provision on income:

	2000	1999	1998
Expected Federal tax provision on continuing operations	$(6,757)	$24,499	$7,889
State income taxes, net of Federal income tax benefit	(600)	4,243	1,037
Goodwill amortization	6,664	378	218
Change in valuation allowance	(8,100)	—	—
Acquisition charges and other	3,943	(660)	(293)
Utilization of NOL not realized in prior periods	—	(2,000)	—
Foreign losses not benefited	642	—	—
Meals and entertainment	457	—	—
Other	39	318	333

Actual tax provision on continuing operations	$(3,712)	$26,778	$9,184

    The net deferred tax asset as of December 31, 2000 and 1999, results from the following temporary differences:

	2000	1999
Loss carryforward	$9,201	$9,037
Employee benefits	12,131	5,961
Tax credit carryforwards	1,075	999
Inventory, contract loss and other reserves	15,083	9,771
Accounts and unbilled receivables	(9,558)	(6,458)
Acquired in-process R&D write-off	—	659
Accrued liabilities	2,079	3,297
Depreciation and amortization	(1,273)	(638)
Other	691	(96)

	29,429	22,532
Valuation allowance	(3,100)	(11,200)

Deferred tax asset, net	$26,329	$11,332

    Realization of certain components of the net deferred tax asset is dependent upon the Company generating sufficient taxable income prior to expiration of loss and credit carryforwards. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are changed. Also, under Federal tax law, certain potential changes in ownership of the Company may limit annual future utilization of these carryforwards. Other non-current liabilities at December 31, 2000 and 1999 include a deferred liability of $1,622, and $2,519, respectively.

Note 8. Debt

    On February 9, 2000, the Company and Titan Capital Trust (the Trust), our wholly owned subsidiary, issued 4 million convertible preferred securities (Remarketable Term Income Deferrable Equity Securities, or HIGH TIDES) at $50 per security, for a total of $200 million, with an over-allotment exercised on February 16, 2000 for an additional 1 million securities, for an additional $50 million. The trust used the proceeds from the sale of the HIGH TIDES to purchase from the Company 5 3/4% Convertible Senior Subordinated Debentures, due February 15, 2030. The debentures have the same financial terms as the HIGH TIDES. The HIGH TIDES will accrue distributions of 5 3/4% per annum, with quarterly distributions to be paid in arrears on February 15, May 15, August 15 and November 15, commencing May 15, 2000. The trust's ability to pay distributions on the HIGH TIDES is solely dependent on its receipt of interest payments from the Company on the debentures. Approximately five years after issuance of the HIGH TIDES, the HIGH TIDES may be remarketed, which means that a remarketing agent will attempt to establish an annual distribution rate, conversion price and redemption features for the HIGH TIDES that are consistent with a price per HIGH TIDES equal to 101% of its liquidation preference and also are most favorable to the Company. The 5 3/4% per annum rate will be applicable from the date of original issuance to, but excluding the reset date. The reset date is any date (a) not later than February 15, 2005, or the final reset date, or, if the day is not a business day, the next succeeding day, and (b) not earlier than 70 business days prior to February 15, 2005, as may be determined by the remarketing agent, in its sole discretion. On or after the reset date, the applicable rate will be the term rate established by the remarketing agent based on the outcome of the remarketing. The Company can, on one or more occasions, defer the interest payments due on the debentures for up to 20 consecutive quarters unless an event of default under the debentures has occurred and is continuing. The holders of the HIGH TIDES may convert each security into shares of common stock of Titan at the initial rate of 1.0076 shares of common stock for each HIGH TIDES (equivalent to an initial conversion price of $49.625 per share of common stock). The Company may redeem the debentures in whole or in part, at any time on or after February 20, 2003 until but excluding the tender notification date, at a redemption price equal to 101.44% of the principal amount of the debentures, declining to 100% of the principal amount of the debentures on or after February 20, 2004, plus any accrued and unpaid interest; and after the reset date, in accordance with the term call projections, if any, established in the remarketing or, upon a failed final remarketing, on or after the third anniversary of the reset date at a redemption price equal to 100% of the principal amount of debentures, plus any accrued and unpaid interest.

    On February 23, 2000, the Company entered into a credit agreement for $275 million of financing from a syndicate of commercial banks including Credit Suisse First Boston acting as Lead Arranger and Administrative Agent, First Union Securities, Inc. acting as Co-Arranger and Syndication Agent and the Bank of Nova Scotia serving as Documentation Agent. The credit facility also allowed the Company to increase total availability by an additional $100 million, if needed, for an aggregate of $375 million. The credit facility was subsequently amended on June 1, 2000 to provide for an increase in total availability for an additional $50 million, for an aggregate total of $425 million. The proceeds of the loan were used in part to refinance outstanding indebtedness on the Company's $190 million credit facility arranged by Bank of Nova Scotia in June 1999. The senior credit facility is secured by substantially all of our and our subsidiaries' assets (other than the assets of SureBeam) and guaranteed by substantially all of our subsidiaries. The $425 million facility is comprised of a six-year senior secured multi-draw term loan facility in an aggregate principal amount of up to $75 million, two seven-year senior secured term loan facilities in an aggregate principal amount of $250 million, and a five-year senior secured revolving credit facility in an aggregate principal amount of up to $100 million. Loans made under the multi-draw term loan facility mature on the sixth anniversary of the closing date of the new credit facility, and amortize beginning in the credit facility's second year, which began with the quarter ended June 30, 2001 and ends with the quarter ending March 31, 2002, as follows: 2.5% quarterly in the third and fourth quarters of year two of the credit facility, 3.75% quarterly in year three of the credit facility, 5% quarterly in year four of the credit facility, 6.25% quarterly in year five of the credit facility, 7.5% quarterly in the first and second quarters of year six of the credit facility and 10% in the third quarter of year six of the credit facility and on the sixth anniversary of the closing date of the credit facility. Loans made under the term loan facilities mature on the seventh anniversary of the closing date of the new credit facility, and began amortizing in the credit facility's first year, which began with the quarter ended June 30, 2000 and ended with the quarter ended March 31, 2001, with the following amortization schedule: 0.25% quarterly for years one through six of the credit facility and 23.5% quarterly for the first three quarters of year seven of the credit facility and on the seventh anniversary of the closing date of the credit facility. Under each of the term loan facilities and the revolving facility, the Company has the option to borrow at the bank's base rate or at adjusted LIBOR plus, in each case, an applicable ratio based on the ratio of our total debt to EBITDA (earnings before interest and taxes and depreciation and amortization). The agreement contains financial covenants that set maximum debt to EBITDA limits and require the Company to maintain minimum interest and fixed charge coverages and levels of net worth. SureBeam Corporation is no longer a guarantor under the credit facility, and its assets shall no longer be collateral for the senior credit facility.

    At December 31, 2000, deferred financing costs included in Other Assets related primarily to this facility were approximately $17.8 million and are being amortized over the term of the agreement. Upon consummation of this agreement in February 2000, the Company expensed the deferred financing costs related to the previous agreement as an extraordinary item in the first quarter of 2000.

    At December 31, 2000, total borrowings outstanding were $263.1 million on the term loan at a weighted average interest rate of 9.67%. Commitments under letters of credit were $6.6 million at December 31, 2000, which reduces availability of the working capital line. Of the total borrowings, $2.5 million was short-term.

    In November 1996, Titan issued $34,500 of 8 1/4% convertible subordinated debentures due 2003. On September 7, 1999, the Company announced a call for redemption on November 2, 1999, of the debentures still outstanding. At the time of the call, the Company had outstanding debentures in the aggregate principal amount of approximately $11.6 million. All except $1 of the debentures were converted prior to the redemption date. Accordingly, the remaining $1 was redeemed on November 2, 1999. The conversion of the debentures was a non-cash transaction.

    On December 10, 1999, the Company's wholly owned subsidiary, Titan Africa, Inc. ("Titan Africa"), in connection with its contract to build a satellite-based telephone system for the national telephone company of Benin, Africa, the OPT, entered into a Loan Facility Agreement for up to 30.0 billion Francs CFA (the currency of the African Financial Community), equivalent to approximately $45.0 million U.S. dollars, with a syndicate of five banks, with Africa Merchant Bank as the Arranger. This medium-term financing is a non-recourse loan to Titan Africa which is guaranteed by the national telephone company of Benin, Africa and secured by the national telephone company's equipment and revenues related to the project. The facility has a fixed interest rate of 9.5% and will be repaid in seven equal semi-annual payments from the net receipts of this project, or by the OPT in the event that such receipts are not adequate to make these payments, beginning on December 31, 2000, and ending on December 31, 2003. Approximately $36.7 million was drawn on this facility at December 31, 2000.

    At December 31, 2000 and 1999, Titan had $946 and $2,227, respectively, outstanding under two promissory notes, secured by certain machinery and equipment, at interest rates of 8.5% and 7.42%. At December 31, 2000, $794 is due within one year. At December 31, 2000 and 1999, ACS had $1,177 and $1,668, respectively, outstanding under two loans at interest rates of 9.3% and 8.6%. At December 31, 2000, $79 is due within one year.

Advanced Communication Systems Debt

    In February 1998, ACS entered into a line of credit arrangement, consisting of two credit facilities aggregating $35 million with a commercial bank, refinancing ACS' then existing line of credit and the outstanding commercial bank debt of a 1997 acquisition. The credit facility was also used to finance the acquisition of AMI and to provide for the working capital needs of ACS. The first facility, in an amount up to $15 million, could be used to finance acquisitions, working capital, and other corporate purposes, and bore interest at either the bank's prime rate or at a London interbank offered rate ("LIBOR") for one, two or three month periods, plus a percentage, not more than 2.2%, which depended on ACS' historical performance. The second facility, in an amount up to $20 million, could be used to finance acquisitions and bore interest at either the bank's prime rate or at a LIBOR rate plus a percentage, not more than 2.45%, which depended on ACS' historical financial performance.

    In June 1998, the line of credit arrangement was increased to $45 million, from $35 million, to finance the acquisition of Semcor and to provide for the working capital needs of ACS. In February 1999, the line of credit arrangement was increased to $60 million to finance the additional contingent payment to the selling shareholders of Semcor and to provide for the working capital needs of ACS. These credit arrangements were subject to similar terms and conditions as the original arrangement that was entered into in February 1998. As of September 30, 1999, $58,400 was available on this credit arrangement and the outstanding balance was $46 million with an additional $3.8 million in standby letters of credit.

    In September 1999, ACS acquired PSA, and as a result, assumed its liabilities that, in part, consisted of $50 outstanding under a line of credit. This credit arrangement with a commercial bank, in the amount of $400, bore interest at the bank's prime rate plus one percent and was due on demand.

    At September 30, 1999, ACS had $46,050 outstanding under these arrangements. For the years ended September 30, 1999 and 1998, interest expense under these credit facilities was approximately $3,803 and $1,410, respectively, at weighted average interest rates of 8.16% and 8.10%, respectively.

AverStar Debt

    On March 18, 1999, AverStar entered into an agreement that provided up to $75 million of secured financing based upon availability, comprised of $45 million in Senior Term Loans A and B and a $30 million revolving credit facility note, secured by substantially all of AverStar's assets. Expenses associated with the financing amounted to approximately $1.8 million. Proceeds from the financing agreement were used to fund an acquisition, retire existing debt and provide for working capital requirements.

    The facility carried variable interest rates ranging from LIBOR plus 2.75% up to Prime plus 1.75%. The weighted average interest rate on the revolving facility note was 8.47% in 1999.

    At December 31, 1999, AverStar had $43.5 million and $8.6 million payable under the senior term loans and revolving credit facility note, respectively. The interest paid on all borrowings was $4,896 and $2,809 for the years ended December 31, 1999 and 1998, respectively.

    The ACS and AverStar lines of credit were retired by the Company in connection with the mergers.

Titan Debt Maturities

    Maturities of long-term debt, excluding the Company's line of credit with Credit Suisse First Boston, are as follows:

2001	$13,411
2002	12,517
2003	12,378
2004	122
2005 and thereafter	828

$39,256

    At December 31, 2000 the Company was in compliance with all financial covenants under its various debt agreements.

Note 9. Commitments and Contingencies

    The Company leases certain buildings and equipment under non-cancelable operating lease agreements. These leases generally require the Company to pay all executory costs such as taxes, insurance and maintenance related to the leased assets. Certain of the leases contain provisions for periodic rate accelerations to reflect cost-of-living increases. Rental expense under these leases was $22,120 in 2000, $18,573 in 1999 and $15,536 in 1998. Through August 1999, the Company was obligated under a long-term lease agreement for facilities which are owned by an entity in which Titan has a minority ownership interest. Rental expense in 2000, 1999 and 1998 includes $792, $593 and $921, respectively, paid under this agreement. In February 2000, Cayenta entered into a new long-term lease agreement with this entity which requires future minimum lease payments of approximately $6.6 million over 7 years. There is additional space in the facilities which, if vacant or desired by Cayenta, could obligate Cayenta for additional future minimum lease payments of approximately $0.7 million over the 7 years. The Company is a guarantor on the lease. Also included in rent expense is $280 and $336 for 1999 and 1998, respectively, incurred by ACS on a lease for office space with a related party which includes the principal stockholders of ACS. In 1999, this facility was sold to a non-affiliated third party from whom ACS currently leases the office space.

    Future minimum lease payments under noncancellable operating leases at December 31, 2000, are as follows:

2001	$21,410
2002	17,160
2003	13,803
2004	9,917
2005	8,042
Thereafter	18,201

Total minimum lease payments	$88,533

    In 1997, DBA recorded a $3.0 million charge in recognition of certain environmental matters at its Kissimmee facility including, but not limited to, soil contamination and potential asbestos and lead-based paint contamination. These matters became known to DBA as a result of an environmental study performed as part of Titan's due diligence process related to the merger with DBA. The accrual was recorded in accordance with SFAS No. 5 and SOP 96-1 and represented an initial estimate for the cost of clean-up activities. These activities are substantially complete, and the property is currently in escrow (see Note 15). Based on the completion of the clean-up activities as well as the pending sale of the land and building, the Company determined that the unused portion of the associated liability was not required as of December 31, 2000.

    On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and some of its U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against the Company relating to our patents for our SureBeam systems. The action attacks the validity of the Company's core patent, seeks a declaration that Ion Beam Applications and its customers have not infringed any of the 62 claims in the Company's patent, and alleges that the Company has engaged in unfair competition and that Titan's conduct constitutes patent misuse. The case has been moved to the federal court in San Diego. On November 22, 2000, Ion Beam filed an amended complaint alleging, in addition to the original claims, that we have engaged in false advertising, monopolization, restraint on trade and unfair business practices. We intend to vigorously defend our patent position and defend against all allegations. However, a finding in favor of Ion Beam Applications in this action could adversely affect our business, financial condition and results of operations by allowing Ion Beam and other potential competitors to develop and commercialize electron beam food irradiation systems that would compete against our SureBeam systems and services, thereby potentially reducing the growth of our SureBeam business segment and preventing us from generating the revenues that we expect from food irradiation. The Company intends to vigorously defend its patent position.

    In the ordinary course of business, defense contractors are subject to many levels of audit and investigation by various government agencies. Further, the Company and its subsidiaries are subject to claims and from time to time are named as defendants in legal proceedings. The Company may also assert claims from time to time. In the opinion of management, the amount of ultimate liability or recovery with respect to these actions will not materially affect the financial position or results of operations of the Company.

Note 10. Series B Cumulative Convertible Redeemable Preferred Stock

    The Company's Series B Preferred Stock had a par value of $1.00, accrued dividends at a rate of 6% per annum payable quarterly in arrears cumulatively, had a liquidation preference of $6.00 per share plus accrued and unpaid dividends (the "Series B Liquidation Preference") and entitled the holder thereof to one vote per outstanding share, voting together as a class with the holders of shares of outstanding Common Stock (and any other series or classes entitled to vote therewith) on all matters submitted for a shareholder vote. The Series B Preferred Stock was redeemable at the Series B Liquidation Preference (i) at the holder's option, after May 24, 1998 until May 24, 2001, and (ii) at the Company's option, after May 24, 2001 until May 24, 2006. The Company redeemed all of the outstanding shares of Series B Preferred Stock in 1998.

Note 11. Cumulative Convertible Preferred Stock

    Each share of $1.00 cumulative convertible preferred stock is entitled to 1/3 vote, annual dividends of $1 per share and is convertible at any time into 2/3 share of the Company's common stock (subject to customary anti-dilution adjustments). Common stock of 459,986 shares has been reserved for this purpose. The $1.00 cumulative convertible preferred stock is redeemable at the Company's option at a redemption price of $20 per share, plus cumulative dividends in arrears. Upon liquidation, the $1.00 cumulative convertible preferred stockholders are entitled to receive $20 per share, plus cumulative dividends in arrears, before any distribution is made to the common stockholders.

Note 12. Common Stock

    At December 31, 2000, approximately 14,611,000 common shares were reserved for future issuance for conversion of preferred stock, employee benefit and stock incentive plans and acquisition-related obligations.

    On August 17, 1995, the Board of Directors adopted a Shareholder Rights Agreement and subsequently distributed one preferred stock purchase right ("Right") for each outstanding share of the Company's common stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares") at a price of $42.00 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights become exercisable if a person or group acquires, in a transaction not approved by the Company's Board of Directors ("Board"), 15% or more of the Company's common stock or announces a tender offer for 15% or more of the stock.

    If a person or group acquires 15% or more of the Company's common stock, each Right (other than Rights held by the acquiring person or group which become void) will entitle the holder to receive upon exercise a number of shares of the Company's common stock having a market value of twice the Right's exercise price. If the Company is acquired in a transaction not approved by the Board, each Right may be exercised for common shares of the acquiring company having a market value of twice the Right's exercise price. Titan may redeem the Rights at $.01 per Right, subject to certain conditions. The Rights expire on August 17, 2005.

Note 13. Stock-Based Compensation Plans

    The Company provides stock-based compensation to officers, directors and key employees through various fixed stock option plans and to all non-executive employees through an employee stock purchase plan. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Compensation cost if any, is measured as the excess of the quoted market price of the Company's stock on the date of grant over the exercise price of the grant. No compensation has been recognized for the Company's stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's results of operations would have been reduced to the pro forma amounts indicated below:

		2000	1999	1998
Net income (loss)	As reported	$(18,728)	$37,757	$(18,019)
	Pro forma	(22,348)	34,337	(19,624)
Net income (loss) per share, basic	As reported	(.43)	.79	(.45)
	Pro forma	(.51)	.71	(.49)
Net income (loss) per share, diluted	As reported	(.44)	.70	(.43)
	Pro forma	(.51)	.64	(.47)

    Options authorized for grant under the Stock Option Plans of 1994 and 1997 and The 1996 Directors' Stock Option and Equity Participation Plan (the "1996 Directors' Plan") are 2,000,000 and 125,000, respectively. Grants in 1999 and the beginning of 2000 exceeded the remaining shares available under these plans. The 2000 Employee and Director Stock Option and Incentive Plan (the "2000 Plan") was approved by the Company's shareholders on May 30, 2000, authorizing 4,000,000 shares available for grant. Under all plans, the options outstanding have been granted at prices that are equal to the market price of the Company's stock on the date of grant. Under the intrinsic value method prescribed by APB 25, no compensation cost is recorded. However, the grants in 1999 that exceeded the shares available at that time were placed under the 2000 Plan after its approval by the shareholders. Under the provisions of Financial Accounting Standards Board Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" (an Interpretation of APB 25), the plan approval date becomes the grant date for purposes of comparison of market value to exercise price. This resulted in deferred compensation related to these options of $15,568 in 2000 based on the difference in market value at May 30, 2000, and the grant price. This deferred compensation will be amortized to expense over the four year vesting period of these options, including $4,901 expensed in 2000. Unamortized deferred compensation related to these options at December 31, 2000 was $10,222.

    Under the employee plans, an option's maximum term is ten years. Under the 1996 Directors' Plan, options expire 90 days after the option holder ceases to be a director. Under the applicable plans, directors may elect to receive stock in lieu of fees, such stock to have a fair market value equal to the fees. Employee options may be granted throughout the year; directors' options are granted annually. Under the 2000 Plan, vesting for directors and first-time option grantees is over four years, with 25% exerciseable at the completion of one year, and monthly vesting thereafter. For option grants prior to the 2000 Plan, vesting is monthly over 4 years. Options in the Stock Option Plans of 1994 and 1997 and the Directors' Plan vest in 25% increments beginning one year after the grant date. Stock options assumed by the Company as a result of the mergers discussed in Note 2 generally retain the terms under which they were granted.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: zero dividend yield and an expected life of 5 years in all years; expected volatility of 72% in 2000, 67% in 1999, and 71% in 1998; and a risk free interest rate of 5.05% in 2000, 6.55% in 1999 and 4.74% in 1998.

    A summary of the status of the Company's fixed stock option plans as of December 31, 2000, 1999 and 1998, and changes during the years ending on those dates is presented below:

	2000		1999		1998
	Shares (000)	Weighted-Average Exercise Price	Shares (000)	Weighted-Average Exercise Price	Shares (000)	Weighted-Average Exercise Price
Outstanding at beginning of year	4,813	$4.99	4,568	$3.69	4,145	$3.94
Granted	1,148	26.34	1,313	9.17	1,031	7.58
Exchanged	—	—	—	—	350	7.94
Exercised	(718)	28.11	(779)	3.35	(339)	3.07
Canceled	(271)	11.33	(289)	6.11	(619)	4.21

Outstanding at end of year	4,972	11.42	4,813	4.99	4,568	3.69

Options exercisable at year-end	2,578		2,310		2,235
Weighted-average fair value of options granted/exchanged during the year	$17.51		$7.74		$8.64

    The following table summarizes information about fixed stock options outstanding at December 31, 2000:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/00	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at 12/31/00	Weighted-Average Exercise Price
$1.12 - $5.00	1,664,662	5.66 years	$3.53	1,358,813	$3.40
5.06 - 9.75	1,839,424	7.46 years	8.29	994,747	8.04
10.25 - 23.25	1,222,442	8.35 years	21.80	209,235	19.48
27.81 - 47.50	245,000	9.27 years	36.69	15,620	38.32

	4,971,528	7.17 years	11.42	2,578,415	6.70

    Under the 2000 Employee Stock Purchase Plan, the Company is authorized to issue up to 1,500,000 shares of common stock to its full-time employees. This plan replaced the Company's 1995 Employee Stock Option Plan, which was authorized to issue 500,000 shares. Elected officers of the Company are not eligible to participate. Under the terms of the plan, employees may elect to have between 1 and 15 percent of their regular earnings, as defined in the plan, withheld to purchase the Company's common stock. The purchase price of the stock is 85 percent of the lower of its market price at the beginning of a two-year period or at the end of each offering period. An offering period is two years, beginning January 1 and July 1 of each year. Approximately 27%, 10% and 13% of eligible employees participated in the Plan and purchased approximately 559,000, 216,000 and 92,000 shares of the Company's common stock in 2000,

1999 and 1998, respectively. The weighted-average fair value of the purchase rights granted in 2000, 1999 and 1998 was $3.33, $5.60 and $1.61, respectively.

    Each of Titan Systems, SureBeam and Titan Wireless is a wholly owned subsidiary of Titan and has its own key employee stock option plan. The Company has created stock option plans for each of Titan Systems, SureBeam and Titan Wireless. As of December 31, 2000, Titan Systems had approximately 18% of its fully diluted common stock that had been reserved for issuance under its plan, and each of SureBeam and Titan Wireless had approximately 17% of their fully diluted common stock that had been reserved for issuance under their respective plans.

    At December 31, 2000, Titan Systems and Titan Wireless had options outstanding of approximately 5,657,500 and 572,750, respectively. LinCom Wireless, part of the Company's Emerging Technologies and Businesses segment, had 1,360,300 options outstanding at December 31, 2000. A summary of the status of SureBeam's stock-based compensation plans as of December 31, 2000, 1999, and 1998 and changes during the periods ended on those dates is presented below:

	2000		1999		1998
Options	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding at beginning of period	6,451,863	$0.14	4,639,751	$0.14	—	$0.14
Granted	2,124,216	$0.14	3,237,578	$0.14	4,639,751	$0.14
Exercised	—		(232,919)	$0.14	—
Terminated	(512,436)	$0.14	(1,192,547)	$0.14	—

Outstanding at end of period	8,063,643	$0.14	6,451,863	$0.14	4,639,751	$0.14

Weighted average remaining contractual life	8.41 years
Options exercisable at end of period	2,102,096	$0.14	838,509	$0.14	—

    During 1999, SureBeam granted 3,237,578 options to purchase shares of its Class A common stock with a weighted average exercise price of $0.1438 per share. These option grants resulted in deferred compensation to SureBeam calculated as the difference between the fair market value of the shares of common stock underlying the option at the date of grant and the option exercise price. The deferred compensation is amortized over the vesting period of the underlying options which is four years. Accordingly, SureBeam recorded deferred compensation of approximately $17 which resulted in an insignificant non-cash compensation amortization expense for the year ended December 31, 1999. During 2000, SureBeam recorded deferred compensation of approximately $3.2 million which resulted in a non-cash compensation amortization expense of approximately $0.6 million. SureBeam also recorded $78.6 million as deferred compensation at the time its recently completed initial public offering closed. This amount was recognized as a non-cash charge to SureBeam's earnings of approximately $38.9 million in March 2001 at the time its recently completed initial public offering closed, with the balance being recognized over the remaining four-year vesting period of the options. The amortization of deferred compensation expense in 1999 and 2000 is reflected in the loss from discontinued operations in those years.

    Under its variable stock option plan, Cayenta has granted options to certain employees who have agreed to resell shares purchased with those options to Cayenta. Cayenta has recorded a deferred compensation charge related to these option grants of approximately $0.6 million in the year ended December 31, 2000. As of December 31, 2000, there are 654,500 options outstanding that are subject to this buyback provision. Cayenta also issued 645,500 options to employees not covered by this buyback option at exercise prices that were less than the deemed fair market value of the underlying common shares on the date of grant. Cayenta has recognized deferred compensation relating to these grants of approximately $1.1 million and will amortize this deferred charge to expense over the four-year vesting period of these options.

Note 14. Benefit Plans

    The Company has various defined contribution benefit plans covering certain employees. The Company's contributions to these plans were $11,066, $9,856 and $5,591 in 2000, 1999 and 1998, respectively. The Company's combined discretionary contributions to their Employee Stock Ownership Plans were $1,035 and $295 in 1999 and 1998, respectively. No contribution was made in 2000. Discretionary contributions to a profit sharing plan covering certain employees were $150 in both 1999 and 1998.

    The Company has a non-qualified executive deferred compensation plan for certain officers and key employees. The Company's expense for this plan, including interest, was $786, $1,037 and $824 in 2000, 1999 and 1998, respectively. Interest expense for the years ended December 31, 2000, 1999 and 1998 includes $330, $828 and $650, respectively, related to the plan. Included in other non-current liabilities is $5,736 and $4,643 related to this plan at December 31, 2000 and 1999, respectively. Cash surrender value of the life insurance related to this plan was $9,781 and $8,401 included in Other Assets at December 31, 2000 and 1999, respectively. The Company also has performance bonus plans for certain of its employees. Related expense amounted to approximately $12,285, $6,183 and $4,917 in 2000, 1999 and 1998, respectively.

    The Company has previously provided for postretirement benefit obligations of operations discontinued in prior years. The Company has no postretirement benefit obligations for any of its continuing operations nor for its recently discontinued businesses.

Note 15. DBA Asset Impairments

    The Company has a 141,000 square foot manufacturing facility located in Kissimmee, Florida which was acquired in the merger with DBA. The property has been held for sale since June 1996. As a result of several factors, including offers received by third parties, management concluded that there had been an impairment in the carrying value of the asset. A charge of $2.0 million was recorded in the Company's financial statements for the year ended December 31, 1997 which reflected management's estimate of the impairment, including estimated disposal costs. Titan management has a program of ongoing maintenance (and environmental remediation — see Note 9) and the property is currently in escrow and scheduled to close in the first quarter of 2001. As the estimated net sales price approximates the net carrying value as of December 31, 2000, the Company believes that the carrying value is not less than net realizable value.

    In September 1997, DBA invested $1.6 million in a start-up venture. To date, this start-up venture has not yet generated any significant business and has generated no significant revenue. In light of these circumstances, Titan management believed that there was an impairment in the value of the investment as recorded by DBA. An adjustment to write down the investment by $1.6 million was recorded in the results of operations for the year ended December 31, 1997.

Note 16. Subsequent Events

    On March 16, 2001, SureBeam completed its initial public offering of 6,700,000 shares of its Class A common stock. In connection with the offering, warrants for 2,236,023 shares of SureBeam's Class A common stock also were exercised. SureBeam is using the net proceeds of $61.5 million to build new systems and service centers, expand manufacturing capacity, increase marketing activities, pursue strategic relationships and acquisition opportunities, as well as for general working capital purposes. Expenses associated with the offering of approximately $1.9 million were reflected in the net proceeds recorded in the first quarter of 2001. The Company recorded deferred compensation of approximately $78.6 million, of which $38.9 million was expensed in the first quarter of 2001, which impacted the loss from discontinued operations.

    On March 23, 2001, the Company's subsidiary, Titan Systems Corporation, consummated an agreement to purchase certain assets from Maxwell Technologies Systems Division, Inc., a subsidiary of Maxwell Technologies, Inc., which specializes in research, development and technical services primarily for military applications. The purchase price was approximately $11.5 million in cash, subject to post-closing adjustments and indemnification obligations, less a $1.7 million holdback, due 180 days from the date of closing. The initial $9.8 million of the purchase price was paid on April 2, 2001. The Company received approximately $0.6 million in July 2001 from Maxwell Technologies, Inc. resulting from the resolution of post-closing working capital adjustments. Under the agreement, the Company has full recourse to the seller for all accounts receivable not collected within 180 days of the closing date. In October 2001, the Company paid approximately $1.5 million in full satisfaction of the $1.7 million holdback, as adjusted for uncollected accounts receivable. The transaction was accounted for as a purchase, and the excess of the purchase price over the estimated fair market value of the net assets acquired, which is being amortized on a straight line basis over 30 years, is approximately $7.6 million at September 30, 2001.

    On July 31, 2001, the Company sold 8,048,685 shares of its common stock in a public offering, which included an over-allotment of 1,125,000 shares, at a price of $18.00 per share. The Company received approximate aggregate proceeds from the offering of $137.6 million in July 2001. Transaction expenses related to the offering were approximately $1.4 million. In addition, certain Titan stockholders sold 576,315 shares, including 489,972 shares from the exercise of options, from which Titan received proceeds of $3.0 million.

    On September 20, 2001, the Company entered into a definitive agreement to acquire BTG, Inc. ("BTG"), a provider of information technology solutions and services primarily to the U.S. military and other government agencies for $13.35 per BTG share. The exchange ratio, and the number of shares of Titan common stock and the amount of cash that will be paid per BTG share will be determined based upon the average closing sale prices of Titan common stock over the fifteen consecutive trading days ending on the fifth trading day prior to the date of the BTG special meeting of shareholders called to approve the merger agreement. The merger agreement provides that BTG shareholders will receive 81% of the merger consideration in shares of Titan common stock, and 19% in cash. The transaction is expected to close by the end of 2001.

    On September 28, 2001, the Company acquired Datron Systems Incorporated ("Datron"), a provider of radio and satellite-based communication systems and broadband communication products for government and commercial markets, in a stock for stock transaction. Titan issued approximately 2.3 million shares of its common stock for all the outstanding shares of Datron common stock and assumed Datron stock options representing approximately 437,000 shares of Titan common stock, based on an exchange ratio of approximately .81919 shares of Titan common stock for each of Datron common stock. The transaction was accounted for as a purchase, and the excess of the purchase price over the estimated fair market value of the net assets acquired was recorded as goodwill of approximately $20.1 million.

    On October 16, 2001, Titan adopted a definitive plan to spin off SureBeam in the form of a tax-free dividend to Titan shareholders within the next 12 months from that date. The plan involves filing a letter ruling request with the IRS seeking approval of the tax-free distribution. Titan intends to file the letter ruling request within the next few weeks and intends to execute the spin off as soon as practical following the receipt of that ruling. Titan has historically reported the SureBeam business as a separate segment. In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of Titan for all periods presented have been reclassified to reflect SureBeam as a discontinued business.

Note 17. Unaudited Quarterly Financial Data (in thousands, except per share data)

2000	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Revenues	$216,141	$248,538	$268,371	$274,953	$1,008,003
Gross profit	52,427	61,165	67,839	84,278	265,709
Income (loss) from continuing operations before extraordinary loss	(11,685)	(10,825)	6,555	3,866	(12,089)
Net income (loss)	(15,236)	(12,485)	5,691	3,302	(18,728)
Basic earnings per share:
Income (loss) from continuing operations before extraordinary loss	$(.25)	$(.21)	$.11	$.05	$(.30)
Net income (loss)	(.32)	(.24)	.09	.04	(.43)
Diluted earnings per share:
Income (loss) from continuing operations before extraordinary loss	(.25)	(.21)	.10	.05	(.30)
Net income (loss)	(.32)	(.24)	.09	.04	(.44)

1999	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Revenues	$162,559	$191,446	$212,890	$238,497	$805,392
Gross profit	39,972	49,537	52,291	54,856	196,656
Income from continuing operations	4,777	6,562	9,028	23,166	43,533
Net income	4,777	6,562	9,028	17,390	37,757
Basic earnings per share:
Income from continuing operations	$.11	$.14	$.18	$.45	$.91
Net income	.11	.14	.18	.34	.79
Diluted earnings per share:
Income from continuing operations	.10	.12	.16	.42	.81
Net income	.10	.12	.16	.31	.70

    The above financial information for each quarter reflects all normal and recurring adjustments.

    Loss from continuing operations and net loss for 2000 include acquisition related charges of $41.5 million, net of other income of $2.1 million. Income from continuing operations and net income for 1999 include other income of $41.8 million, net of acquisition and integration charges of $13.1 million and write-offs recorded by ACS, prior to our acquisition, of $3.9 million of capitalized software development costs and a $1.8 million write-off of an uncollected receivable, in the fourth quarter of 1999.

THE TITAN CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(As Restated—see Note 1 of the Notes to Consolidated Financial Statements)

For the years ended December 31, 2000, 1999 and 1998

(in thousands of dollars)

	Balance at beginning of year	Additions (charges to expense)(c)	Charged to Other Accounts	Deductions		Balance at end of year
2000:
Accrued merger and integration costs	$5,880	$38,820	—	$30,854		$13,846
Allowance for doubtful accounts	4,099	1,413	—	1,093		4,419
1999:
Accrued merger and integration costs	3,035	8,637	—	5,792		5,880
Allowance for doubtful accounts	2,427	4,674	—	3,002		4,099
1998:
Accrued merger and integration costs	—	5,038	—	2,003		3,035
Allowance for doubtful accounts	989	768	1,917	1,247	(b)	2,427

(a)
Represents amounts that were charged to the allowance for doubtful accounts as a result of purchase accounting and the allocation of the purchase price to the acquired assets and liabilities at their fair values.

(b)
Includes $267 reclassed to unbilled accounts receivable.

(c)
Includes $(326), $1,441 and $279 added through acquisitions in 2000, 1999 and 1998, respectively.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TITAN CORPORATION
Date: October 25, 2001	By:	/s/ MARK W. SOPP Mark W. Sopp Senior Vice President Chief Financial Officer
	By:	/s/ DEANNA HOM PETERSEN Deanna Hom Petersen Vice President, Corporate Controller (Principal Accounting Officer)

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  Item 5. Other events.
  Management's Discussion And Analysis Of Financial Condition And Results Of Operations
  Overview and Outlook
  Deferred Compensation
  Consolidated Financial Data
  Segment Financial Data
SIGNATURES